UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DOLBY LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

December 18, 2015

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. to be held on Tuesday, February 2, 2016, at 10:30 a.m. Pacific Standard Time at our principal executive offices located at 1275 Market Street, San Francisco, California 94103. We are making available the accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction form to you on or about December 18, 2015.

We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 18, 2015, we mailed our stockholders a notice that includes instructions on how to access our Proxy Statement and 2015 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2015 Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annuals-proxies.cfm.

Details regarding admission to, and the business to be conducted at, the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2015 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 2, 2016

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held at our principal executive offices located at 1275 Market Street, San Francisco, California 94103 on Tuesday, February 2, 2016, at 10:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect nine directors to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers as described in the Proxy Statement accompanying this Notice;

3.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 30, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 8, 2015 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership to enter the Annual Meeting.

By Order of the Board of Directors

Andy Sherman

Secretary

December 18, 2015

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT ACCOMPANYING THIS NOTICE AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “ADDITIONAL MEETING MATTERS” IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE AND THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A “LEGAL PROXY” ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2016 Annual Meeting of Stockholders

Date and Time:	Tuesday, February 2, 2016 at 10:30 a.m. Pacific Standard Time
Place:	Dolby’s principal executive offices, 1275 Market Street, San Francisco, California 94103
Record Date:	December 8, 2015

Proposals to Be Voted on at Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	8
2. Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	64
3. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	66

Director Nominees

The nominees for election to our Board of Directors (our “Board”) at the 2016 Annual Meeting of Stockholders are listed below. The ages indicated are as of the record date for the meeting. Sanford Robertson, who had served on our Board since 2003, retired from our Board upon the expiration of his term as a director that ended on the date of the 2015 Annual Meeting of Stockholders.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SP	TSC
Kevin Yeaman	49	2009	President and CEO	No
Peter Gotcher	56	2003	Chairman of the Board	Yes
Micheline Chau	62	2013	Director	Yes
David Dolby	38	2011	Managing Director, Dolby Family Ventures	No
Nicholas Donatiello, Jr.	55	2009	President and CEO, Odyssey Ventures, Inc.	Yes
N. William Jasper, Jr.	68	2003	Director	Yes
Simon Segars	48	2015	CEO, ARM Holdings plc	Yes
Roger Siboni	61	2004	Director	Yes
Avadis Tevanian, Jr.	54	2009	Managing Director, Elevation Partners and NextEquity Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SP = Stock Plan Committee, TSC = Technology Strategy Committee

 = Chairman                       = Member

Company Financial and Operational Highlights for Fiscal 2015

Key Financial Highlights

Our key financial highlights for fiscal 2015 were as follows:

	Fiscal 2015	Fiscal 2014	Change
Total Revenue	$970.6 million	$960.2 million	1.1%
Net Income	$181.4 million	$206.1 million	(12.0%)
Diluted Earnings Per Share	$1.75	$1.99	(12.1%)
Non-GAAP Net Income*	$229.5 million	$267.4 million	(14.2%)
Non-GAAP Diluted Earnings Per Share*	$2.21	$2.58	(14.3%)
Stock Price Per Share (High and Low)	$46.17 / $29.87	$47.29 / $33.94	n/a
Stock Price Per Share as of Fiscal Year-End	$31.40	$41.26	(23.9%)

*	A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Quarterly Dividend Program and Stock Repurchase Program – Return of Capital to Stockholders

On October 23, 2014, we announced that our Board had approved a quarterly cash dividend program. A cash dividend of $0.10 per share on shares of our Common Stock was paid under the program in each of the four quarters of fiscal 2015. In addition, in October 2015, we announced an increase in the amount of the quarterly cash dividend to $0.12 per share. To date, we have returned over $53 million in cash to our stockholders under this quarterly dividend program.

On October 23, 2014, we also announced that we had increased the size of our Class A Common Stock repurchase program by an additional $200 million, bringing the total amount authorized for repurchases under the program to $1.1 billion, $947.3 million of which has been utilized as of the end of fiscal 2015.

Since fiscal 2010 and through the end of fiscal 2015, we have returned over $1.4 billion of cash to our stockholders through stock repurchases, our December 2012 special dividend, and our quarterly cash dividend program.

Key Business Highlights

In fiscal 2015, we continued to make progress in our core business, while also bringing new offerings to market under our new initiatives.

Core Business. In our core business, we broadened our audio technologies across more markets and use cases.

•

Broadcast. We saw broader adoption of our broadcast audio technologies. We continued to focus on emerging markets where the potential for TV and set-top boxes is significant, and where the transition to digital broadcast is still underway. We also worked with country-specific operators and standards bodies to encourage adoption of our technologies for digital broadcast. To date, we’ve made notable progress in China, India and Southeast Asia. Dolby Digital Plus™ was recently mandated in the digital television specification in India, which we believe positions us well for their transition to digital broadcast. Additionally, Dolby is also becoming a de-facto standard in Africa, with adoption in key markets such as Kenya, Ghana, Nigeria and South Africa.

•	Mobile and Online. We further expanded the array of smartphones and tablets that have adopted our audio technologies across the Android, Windows and Amazon ecosystems. Dolby technologies have been adopted in a number of handsets and tablets from Amazon, Lenovo, LG, HTC, ZTE and Microsoft, enabling enhanced audio experiences on the go. In addition, Apple TV now includes Dolby Digital Plus. We also announced that Dolby technologies will be part of the Microsoft Windows 10 operating system and natively supported in Microsoft’s latest browser, Microsoft Edge.

•

Dolby Atmos®. We continued to see opportunities in new and existing use cases, such as Dolby Atmos for the home, which is now available in an increasingly broad range of offerings. Dolby Atmos is included in audio/video receivers and home theater-in-a-box systems from all of the leading providers, and is incorporated into nearly 30 models of launched or announced speakers. Dolby Atmos also has been adopted in handsets and tablets from Lenovo and Amazon, enabling immersive audio experiences on the go. In fiscal 2015, Yamaha announced the first sound bar with Dolby Atmos. Additionally, Comcast recently announced that its X1 set-top box will support Dolby Atmos, with expected availability in 2016. Further, Star Wars Battlefront from Electronic Arts was recently released as the first gaming title for the PC in Dolby Atmos, providing immersive three-dimensional audio for an intense gaming experience. We also have worked with major studios to release and distribute movie titles in Dolby Atmos via Blu-ray Disc and via streaming services such as VUDU and Netflix.

New Initiatives. We continued to execute against our initiatives, bringing a number of new audio and visual experiences to market.

•

Dolby Voice®. Dolby Voice is our audio conferencing solution that emulates the in-person meeting experience with superior spatial perception, voice clarity, and background noise suppression. Launched in fiscal 2014 in global partnership with BT, a leading provider of audio and imaging conferencing systems, the BT MeetMe with Dolby Voice service is available via the desktop and on mobile devices. During fiscal 2015, we launched the Dolby Conference Phone, which is designed specifically to further enhance and optimize the conference call experience using Dolby Voice. We also saw a steady increase in our customer base and now have over 90 enterprise customers that have signed up.

•

Dolby Vision™. Dolby Vision is our imaging technology that offers more realistic color, brighter highlights, and improved shadow details for cinema, digital TV, and other consumer devices. Dolby Vision focuses on the ability of each pixel to contribute to the overall image and is not dependent on the number of pixels. In fiscal 2015, VIZIO announced the availability of the VIZIO Reference Series, the industry’s first High Dynamic Range 4K TV with Dolby Vision. In addition, leading Chinese OEMs TCL and Skyworth announced Dolby Vision TVs. We also announced collaborations with various partners, including several key system-on-a-chip providers, to offer Dolby Vision enabled technologies for digital TVs and other consumer devices. To support home entertainment, specified Dolby Vision mastered titles are now available from Warner Bros. Home Entertainment Inc. via the streaming service VUDU, and we believe additional Dolby Vision titles from other content providers will soon be available through Netflix.

•

Dolby Cinema™. In partnership with established movie theatre exhibitors, we launched Dolby Cinema, a branded premium cinema that features spectacular imagery using Dolby Vision laser projection, object-oriented Dolby Atmos audio technology, and inspired theater design. To date, we have partnered with three cinema exhibitors, including AMC in the U.S. AMC has opened the first eleven Dolby Cinemas at some of the highest grossing sites in the country, and has announced plans to open 50 sites by the end of calendar year 2016. As part of our ongoing efforts to build a robust pipeline of theatrical content for Dolby Cinema locations, every major studio has released Dolby Vision theatrical titles.

Acquisition of Doremi Technologies. In early fiscal 2015, we completed the acquisition of Doremi Technologies, LLC (“Doremi”) and certain assets related to the business of Doremi from Doremi Labs, Inc. and Highlands Technologies SAS, which we believe will advance our mission to improve the cinema experience and accelerate the delivery and deployment of innovative solutions to exhibitors.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2015 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel and Corporate Secretary;

•	Michael Bergeron, our Senior Vice President, Worldwide Sales and Field Operations; and

•	Robert Borchers, our Senior Vice President and Chief Marketing Officer.

Principal Elements of Executive Compensation and Fiscal 2015 Executive Compensation Highlights

Element of Compensation	Fiscal 2015 Highlights

Base Salary Comprised 10.7% of the target total direct compensation opportunity of our Chief Executive Officer, and 19.9% for our other NEOs (on average), in fiscal 2015.	• NEO base salaries increased by 3% in calendar year 2015.

Element of Compensation	Fiscal 2015 Highlights

Annual Incentive Compensation (Cash) Comprised 10.7% of the target total direct compensation opportunity of our Chief Executive Officer, and 13.4% for our other NEOs (on average), in fiscal 2015.

•    NEO annual incentive compensation targets—stated as a percentage of base salary for calendar year 2015—were maintained at fiscal 2014 levels (100% for our Chief Executive Officer, 75% for Mr. Bergeron and 65% for our other NEOs).

•    Annual incentive compensation payments for our NEOs were based on a “Company Multiplier” keyed to our achievement of a combination of revenue and non-GAAP operating income targets.

•    We achieved revenue of $970.6 million against a threshold requirement of $900 million and non-GAAP operating income of $299.6 million against a threshold requirement of $270 million and a target of $300 million, resulting in a Company Multiplier of 99%. Based on achievement of these performance goals and team and individual performance, the Committee approved annual incentive compensation payments at 99% of the annual incentive compensation targets for our NEOs other than Mr. Sherman, and at 126% of the annual incentive compensation target for Mr. Sherman.

A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Long-Term Incentive Compensation (Stock Options and Restricted Stock Unit Awards)

Comprised 78.6% of the target total direct compensation opportunity of our Chief Executive Officer, and 66.7% for our other NEOs (on average), in fiscal 2015.

•    Based on grant date fair value, stock options accounted for approximately 60% and restricted stock unit awards accounted for approximately 40% of the long-term incentive compensation awarded to each of our NEOs.

Executive Stock Ownership Guidelines

In September 2015, the Compensation Committee approved stock ownership guidelines for our executive officers, based on the belief that stock ownership further aligns the interests of our executive officers with those of our stockholders. These guidelines provide that:

•

Our Chief Executive Officer is expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines.

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

Performance-Based Equity for Fiscal 2016

After the end of fiscal 2015, in December 2015, the Compensation Committee granted “performance-based” stock options to our executive officers, with the shares of our Class A Common Stock underlying such awards to be earned contingent on our achievement of pre-established Dolby annualized total stockholder return levels over a multi-year performance period. We expect that in fiscal 2016, based on their grant date fair values, performance-based stock options will comprise approximately 20% of the long-term incentive compensation granted to our executive officers, with our current equity vehicles of time-based stock options and restricted stock unit awards each comprising approximately 40% of such long-term incentive compensation. The Compensation Committee determined that granting a portion of long-term incentive compensation in the form of stock options that vest upon the achievement of pre-established multi-year annualized total stockholder return levels further aligns the interests of our executive officers with those of our stockholders.

Advisory Vote on the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as described in this Proxy Statement. At our 2015 Annual Meeting of Stockholders, approximately 95% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2015, there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices have resulted in an executive compensation program that is closely aligned with stockholder interests and benefits us in the long-term.

Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

PROXY STATEMENT

The Board of Directors (our “Board”) of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held at our principal executive offices located at 1275 Market Street, San Francisco, California 94103 on Tuesday, February 2, 2016 at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”). This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 18, 2015.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 18, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2015 Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Sanford Robertson served as a member of our Board during fiscal 2015 until his retirement from our Board upon the expiration of his term that ended on the date of the 2015 Annual Meeting of Stockholders. We acknowledge with gratitude Mr. Robertson’s years of distinguished service to Dolby and its stockholders.

Our Board proposes the election of nine directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All incumbent directors are nominees for re-election to our Board. All of the nominees have been recommended for nomination by the Nominating and Governance Committee and all of them are currently serving as directors. All nominees were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by our Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Director Nominees

Names of the nominees and certain biographical information about them as of December 8, 2015, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	49	President, Chief Executive Officer and Director	2009
Peter Gotcher(2)	56	Chairman of the Board of Directors	2003
Micheline Chau(3)	62	Director	2013
David Dolby(4)	38	Director	2011
Nicholas Donatiello, Jr.(1)(2)(4)(5)	55	Director	2009
N. William Jasper, Jr.	68	Director	2003
Simon Segars(3)	48	Director	2015
Roger Siboni(3)(5)	61	Director	2004
Avadis Tevanian, Jr.(2)(4)(5)	54	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Nominating and Governance Committee
(3)	Member of the Audit Committee
(4)	Member of Technology Strategy Committee
(5)	Member of the Compensation Committee

Kevin Yeaman became our President and Chief Executive Officer in March 2009 and has been a member of our Board since he assumed the role of Chief Executive Officer. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at Epiphany, Inc., a publicly traded enterprise software company, most recently as the Chief Financial Officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September

1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman is a member of the Academy of Motion Picture Arts and Sciences. He holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to our Board a deep understanding of Dolby, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chairman of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the boards of directors of Pandora Media, Inc. and GoPro, Inc. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Compensation and Nominating and Corporate Governance Committees of Pandora Media, Inc., a member of the Audit and Compensation and Leadership Committees of GoPro, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for our Board and give him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau is a member of the board of directors of Las Vegas Sands Corp., a developer, owner and operator of integrated resorts in Asia and the United States, and serves on Las Vegas Sands’ Compensation and Compliance Committees. Ms. Chau also sat on the board of directors of Red Hat, Inc., an open source enterprise software provider, from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities, including as Chairman of the California Healthcare Foundation. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from Stanford University.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a member of the Compensation and Compliance Committees of Las Vegas Sands and a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to our Board corporate governance experience.

David Dolby has served as a director since February 2011. Mr. Dolby is founder and currently serves as a Managing Director of Dolby Family Ventures, an early stage venture firm not affiliated with Dolby Laboratories launched in June 2014 to invest in companies and technologies with the potential for significant social impact.

Previously, Mr. Dolby served as a consultant to our Board on technology strategy matters from February 2011 until February 2015. Mr. Dolby also served as Manager, Strategic Partnerships of Dolby Laboratories from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, he served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Limited, a cognitive assessment and training company focused on the development and commercialization of computerized tests of cognition. Mr. Dolby serves on Cogstate’s Audit and Compliance Committee and Remuneration and Nomination Committee. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to our Board in home theater system technology and software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

Nicholas Donatiello, Jr. has served as a director since February 2009. Mr. Donatiello has been the President and Chief Executive Officer of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. Mr. Donatiello is a member of the board of directors of Big 5 Sporting Goods Corporation, a sporting goods retailer in the western United States, and is also a director of three of the American Funds managed by Capital Research and Management. From time to time he also serves on the boards of directors of private companies and since January 2010, as a member of the board of directors for the Schwab Charitable Fund. Mr. Donatiello is also a Lecturer in Accounting at the Stanford Graduate School of Business. Mr. Donatiello served on the board of Gemstar-TV Guide International from July 2000 to May 2008. In addition, Mr. Donatiello served as director of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010 and as Chairman of the Board of KQED, Inc. from 2006 through 2008. Mr. Donatiello holds a B.S.E. degree in engineering from Princeton University and an M.B.A. degree from Stanford University.

As the founder, President and Chief Executive Officer of Odyssey Ventures, Inc., a strategy consulting and market research firm focused on understanding consumers, media and technology, Mr. Donatiello has extensive experience in the marketing elements of Dolby’s markets. In addition, through his work at McKinsey & Company and his service on the boards of a variety of private and public companies, Mr. Donatiello has a broad understanding of the operational, financial and strategic issues facing companies.

N. William Jasper, Jr. has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and as our Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. Mr. Jasper holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

With his 30 years of experience as an executive officer of Dolby, Mr. Jasper has extensive experience in Dolby’s markets and brings to our Board a deep understanding not only of the role of our Board, but also of the company and its operations.

Simon Segars has served as a director since February 2015. Since 1991, Mr. Segars has worked for ARM Holdings plc, a designer and provider of microprocessors, software development tools and related technologies. Mr. Segars has served as ARM’s Chief Executive Officer since July 2013 and as a member of its board of directors since 2005. He served as President of ARM in 2013 before being promoted to Chief Executive Officer. Mr. Segars held the position of Executive Vice President and General Manager, Physical IP Division, from 2007 to 2012. Prior senior roles at ARM include Executive Vice President, Engineering; Executive Vice President, Worldwide Sales; and Executive Vice President, Business Development. Mr. Segars worked on many of the early ARM CPU products and led the development of the ARM7 and ARM9 Thumb® families. He holds a number of patents in the field of embedded CPU architectures. Mr. Segars received his Bachelors in Electronic Engineering from the University of Sussex, and obtained a Masters of Computer Science from the University of Manchester. In addition to serving on ARM’s board of directors, Mr. Segars currently serves on the boards of directors of the Electronic Design Automation Consortium and the Global Semiconductor Alliance.

As a trained and former engineer, Mr. Segars has extensive experience in the technological elements of Dolby’s business operations. In addition, with his significant experience as an executive officer of ARM, and his service on the boards of both public and private companies, Mr. Segars brings to our Board a valuable understanding of the operational and strategic issues facing companies.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the Chairman of the Board of Epiphany, Inc., a provider of customer interaction software, from December 1999 until Epiphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as President and Chief Executive Officer of Epiphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was Managing Partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the board of directors of Cadence Design Systems, Marketo, Inc. and a number of private companies. Previously, Mr. Siboni served on the board of FileNet Corporation, from December 1998 until it was acquired by IBM in October 2006; the board of infoGROUP Inc., from January 2009 until it was acquired by CCMP Capital Advisors in July 2010; the board of ArcSight, Inc., from June 2009 until it was acquired by Hewlett-Packard Company in October 2010; and the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer and Managing Partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a member of the Audit, Finance and Corporate Governance and Nominating Committees of Cadence Design Systems, and as a member of the Audit and Nominating and Governance Committees of Marketo, Inc., Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he joined in January 2010, making venture capital and private equity investments. Previously, Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting the company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of Mac OS X and worked as part of Apple’s executive team. Before joining Apple, he was Vice

President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now OS X and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 20 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to our Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding our Board.

Our Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

Our Board held six meetings during fiscal 2015. Each of our directors attended at least 75% of the aggregate number of meetings held by our Board and the committees on which he or she served during fiscal 2015.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board also has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of our Board as it deems necessary or advisable.

Each of the committees of our Board described below acts pursuant to a written charter approved by our Board, each of which is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm.

The non-employee members of our Board regularly meet in executive session without management present. In addition, the independent members of our Board also meet regularly in executive session. Prior to fiscal 2016, the chairmen of the Audit, Compensation, and Nominating and Governance Committees rotated as Presiding Director of these executive sessions on an annual basis, with the chairman of each of the Nominating and Governance Committee and the Audit Committee serving as such for a portion of fiscal 2015. In November 2016, Peter Gotcher, our independent Chairman of the Board, was appointed as the Presiding Director of all such executive sessions.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Roger Siboni, and Simon Segars, each of whom is a non-employee member of our Board. Mr. Siboni is the chairman of the Audit Committee. The Audit Committee held eleven meetings during fiscal 2015. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our Board also has determined that each of Ms. Chau and Messrs. Siboni and Segars meet the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and are “audit committee financial experts” as defined in SEC rules.

The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•

Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Donatiello is the chairman of the Compensation Committee. The Compensation Committee held nine meetings during fiscal 2015. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•

Reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our Chief Executive Officer and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our Chief Executive Officer and other executive officers;

•	Attending to compensation-related risk management matters;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Preparing the Compensation Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Nicholas Donatiello, Jr., Peter Gotcher, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Gotcher is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held five meetings during fiscal 2015. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting our Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of our Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to our Board on succession planning;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to our Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Nicholas Donatiello, Jr. and Kevin Yeaman. In fiscal 2015, the Stock Plan Committee held one meeting and granted equity awards by written consent on 13 occasions. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance, promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity Policy described in the Compensation Discussion and Analysis below.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby, Nicholas Donatiello, Jr. and Avadis Tevanian, Jr. Mr. Tevanian is the chairman of the Technology Strategy Committee. The Technology Strategy Committee held three meetings during fiscal 2015. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. Our Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. Our Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal controls over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies.

The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board does not have a policy regarding the separation of the offices of the Chairman of the Board and Chief Executive Officer and that our Board is free to choose the Chairman of the Board in any way that it deems best for the company at any given point in time. Our Board believes that these issues should be considered as part of our Board’s broader governance responsibilities.

Our Board has determined that having two different individuals serve in the roles of Chairman of the Board and Chief Executive Officer is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our Chief Executive Officer and Mr. Gotcher currently serves as our independent Chairman of the Board. The Chief Executive Officer is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chairman of the Board provides overall leadership to our Board. The Chairman of the Board also works with the Chief Executive Officer and General Counsel to prepare Board meeting agendas and chairs meetings of our Board. The leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. Our Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Board has determined that Ms. Chau and Messrs. Donatiello, Gotcher, Jasper, Segars, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In addition, in fiscal 2015, our Board determined that Mr. Robertson, who served as a member of our Board for part of fiscal 2015, did not have any material relationship with Dolby and was independent within the meaning of the standards established by the NYSE. In making these determinations, our Board considered all relevant facts and circumstances known to us, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

•

With respect to Mr. Gotcher, our Board specifically considered that Mr. Gotcher served as Executive Chairman of the company from March 2009 through March 2011, that he was a consultant to the company from March 2009 through March 2012, and that he has not provided services to the company except as a Board member since 2012.

•

With respect to Mr. Jasper, our Board specifically considered that Mr. Jasper retired as President and Chief Executive Officer of Dolby in March 2009 and has not held a management position with the company for more than five years.

Succession Planning

As reflected in our Corporate Governance Guidelines, one of the key responsibilities of our Board is to work with the Nominating and Governance Committee on succession planning for our Chief Executive Officer. As part of this process, our Board works with the Nominating and Governance Committee to identify potential successors to our Chief Executive Officer and the committee makes an annual report to our Board. Our Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our Chief Executive Officer.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to our Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to our Board should send the recommendation by letter to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of our Board eligible for re-election, the committee will consider the following: (i) the current size and composition of our Board and the needs of our Board, and the respective committees of our Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and (iii) other factors that the committee may consider appropriate;

•

The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, our Board or management; and

•	The committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.

We do not maintain a separate policy regarding the diversity of our Board, but during the director nomination process the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

For stockholders who wish to nominate a candidate for election to our Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-employee or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to our Board at each regularly scheduled meeting of our Board, or if appropriate, solely to the non-employee or independent directors at each regularly scheduled executive session of non-employee or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of our Board, of non-employee or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders and all of the members of our Board except Mr. Robertson (whose term ended then) attended the 2015 Annual Meeting.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of our Board;

•	The size and composition of our Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our Chief Executive Officer and succession planning;

•	Corporate business principles and policies applicable to our Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to our Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Exchange Act Rule 10b5-1 Trading Plans

As of November 19, 2015, three of our executive officers and directors had Exchange Act Rule 10b5-1 trading plans. The plans extend through various dates, the latest of which is February 1, 2016, and were adopted during “open windows” as permitted by our insider trading policy. As of November 19, 2015, a remaining total of approximately 181,197 shares of our Common Stock could be sold under these executive officers’ and directors’ Exchange Act Rule 10b5-1 trading plans. In addition, in fiscal 2015, Dagmar Dolby, as Trustee of various Dolby family trusts, adopted Exchange Act Rule 10b5-1 trading plans which, as of November 19, 2015, had a remaining total of 4,473,639 shares which could be sold, and which extend through August 9, 2016.

Executive officers and directors may amend or enter into new Exchange Act Rule 10b5-1 trading plans during “open windows” in the future assuming that they are not aware of any material non-public information concerning Dolby at the time. Trades pursuant to amendments and new Exchange Act Rule 10b5-1 trading plans may not be made until the date of the opening of the next quarterly trading window following the date of such amendment or trading plan. Sale transactions by our executive officers and directors under Exchange Act Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC as required. Exchange Act Rule 10b5-1 trading plan terms do not generally restrict executive officers or directors from making trades outside of the trading plans, provided that any such trades occur during “open windows” and are otherwise subject to our insider trading policy requirements.

We do not undertake any obligation to report Exchange Act Rule 10b5-1 trading plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock; (ii) each of our directors; (iii) each of our NEOs; and (iv) all of our directors and executive officers as a group. The information provided in the table is as of November 19, 2015, and is based on our records, information filed with the SEC, and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 51,682,666 shares of our Class A Common Stock and 48,896,901 shares of our Class B Common Stock outstanding as of November 19, 2015. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were currently exercisable or exercisable within 60 days of November 19, 2015; and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that were subject to vest within 60 days of November 19, 2015.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ray Dolby 2002 Trust A, dated April 19, 2002(2)	—	—	811,570	1.7%	1.5%
Ray Dolby 2002 Trust B, dated April 19, 2002(3)	—	—	1,217,232	2.5%	2.3%
Ray Dolby 2011 Trust A, dated December 14, 2011(4)	—	—	2,850,117	5.8%	5.3%
Ray Dolby 2011 Trust B, dated December 14, 2011(5)	—	—	2,851,105	5.8%	5.3%
Dolby Holdings II LLC(6)	—	—	2,500,000	5.1%	4.6%
Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999(7)	—	—	23,674,496	48.4%	43.8%
Dagmar Dolby 2014 Trust AA, dated March 5, 2014(8)	—	—	925,450	1.9%	1.7%
Dagmar Dolby 2014 Trust BB, dated March 5, 2014(9)	—	—	925,450	1.9%	1.7%
Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(10)	—	—	13,005,294	26.6%	24.1%
Dolby Family Administrative Trust under the Dolby Family Trust Instrument dated May 7, 1999(11)	100	*	—	—	*
Ray and Dagmar Dolby Family Fund(12)	1,308,150	2.5%	—	—	*
Dagmar Dolby(13)	2,618,250	5.1%	48,760,714	99.7%	90.7%
Thomas E. Dolby(14)	—	—	5,837,137	11.9%	10.8%
Capital World Investors(15)	6,084,621	11.8%	—	—	1.1%
Clearbridge Investments, LLC(16)	5,961,582	11.5%	—	—	1.1%
Baillie Gifford & Co(17)	5,197,777	10.1%	—	—	1.0%
The Vanguard Group(18)	2,837,614	5.5%	—	—	*

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Named Executive Officers:
Kevin Yeaman(19)	1,002,691	1.9%	—	—	*
Lewis Chew(20)	355,619	*	—	—	*
Andy Sherman(21)	221,211	*	—	—	*
Michael Bergeron(22)	263,675	*	—	—	*
Robert Borchers(23)	156,833	*	—	—	*
Micheline Chau	26,032	*	—	—	*
David Dolby(24)	41,868	*	42,923,577	87.8%	79.4%
Nicholas Donatiello, Jr.(25)	15,629	*	—	—	*
Peter Gotcher(26)	96,944	*	—	—	*
N. William Jasper, Jr.(27)	108,527	*	10,000	*	*
Simon Segars	—	—	—	—	—
Roger Siboni(28)	13,921	*	—	—	*
Avadis Tevanian, Jr.(29)	30,628	*	—	—	*
All executive officers and directors as a group (14 persons)(30)	2,489,168	4.6%	42,933,577	87.8%	79.6%

*	Less than one percent.
(1)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one share basis.
(2)	Consists of 811,570 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A, dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2002 Trust A. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(3)	Consists of 1,217,232 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B, dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust B, and David Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2002 Trust B. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(4)	Consists of 2,850,117 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2011 Trust A, dated December 14, 2011 (the “Ray Dolby 2011 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2011 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2011 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2011 Trust A. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(5)	Consists of 2,851,105 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2011 Trust B, dated December 14, 2011 (the “Ray Dolby 2011 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2011 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2011 Trust B, and David Dolby has sole power to direct the voting of the shares held by the Ray Dolby 2011 Trust B. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(6)	Consists of 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the shares held of record by Dolby Holdings, as Special Managers of Dolby Holdings. Dagmar Dolby, Thomas E. Dolby, and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(7)	Consists of 23,674,496 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Marital Trust”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Marital Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Marital Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Marital Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(8)	Consists of 925,450 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2014 Trust AA, dated March 5, 2014 (the “Dagmar Dolby 2014 Trust AA”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Dagmar Dolby 2014 Trust AA. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2014 Trust AA, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Dagmar Dolby 2014 Trust AA. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(9)	Consists of 925,450 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2014 Trust BB, dated March 5, 2014 (the “Dagmar Dolby 2014 Trust BB”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Dagmar Dolby 2014 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2014 Trust BB, and David Dolby has sole power to direct the voting of the shares held of record by the Dagmar Dolby 2014 Trust BB. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(10)	Consists of 13,005,294 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dagmar Dolby Trust”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(11)	Consists of 100 shares of Class A Common Stock held of record by Dagmar Dolby, as Trustee of the Dolby Family Administrative Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dolby Family Administrative Trust”). Dagmar Dolby is the Trustee of, and has sole dispositive and voting power over the shares held of record by, the Dolby Family Administrative Trust. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.
(12)	Consists of 1,308,150 shares of Class A Common Stock held of record by the Ray and Dagmar Dolby Family Fund (the “Dolby Family Fund”). Dagmar Dolby, as the President and sole director of the Dolby Family Fund, has sole dispositive and voting power over the shares held of record by the Dolby Family Fund. The Dolby Family Fund is a charitable organization, and Dagmar Dolby has no pecuniary interest in the shares held of record by the Dolby Family Fund.
(13)	Consists of the shares referenced in Notes 2 through 12, plus 1,310,000 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, a California nonprofit public benefit corporation. As one of three directors of the Dagmar Dolby Fund, Dagmar Dolby has shared voting power over the shares held of record by the Dagmar Dolby Fund, with voting decisions requiring the majority vote of the board of directors. Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust A, the Ray Dolby 2011 Trust B, the Marital Trust, the Dagmar Dolby 2014 Trust AA, the Dagmar Dolby 2014 Trust BB, the Dagmar Dolby Trust, and the Dolby Family Administrative Trust. Dagmar Dolby, as the President and sole director of the Dolby Family Fund, has sole dispositive and voting power over the shares held of record by the Dolby Family Fund. Dagmar Dolby, as the Trustee of the Dolby Family Administrative Trust, has sole power to direct the voting of the shares held of record by the Dolby Family Administrative Trust. Dagmar Dolby and David Dolby, Dagmar Dolby’s son and Special Trustee of each of the Marital Trust and the Dagmar Dolby Trust, have shared voting power over the shares held of record by each of the Marital Trust and the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2011 Trust A and the Dagmar Dolby 2014 Trust AA. David Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust B and the Dagmar Dolby 2014 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the shares held of record by Dolby Holdings, as Special Managers of Dolby Holdings. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein. All shares beneficially owned by Dagmar Dolby collectively represent 90.7% of the total voting power of the Class A Common Stock and Class B Common Stock, and the shares over which Dagmar Dolby has sole or shared voting power collectively represent 68.3% of the total voting power of the Class A Common Stock and Class B Common Stock.

(14)	Consists of the shares referenced in Notes 2, 4 and 8, and 50% of the shares in Note 6. Dagmar Dolby, Thomas E. Dolby’s mother, is the Trustee of, and has sole dispositive power over the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2011 Trust A, and the Dagmar Dolby 2014 Trust AA. Thomas E. Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2011 Trust A, and the Dagmar Dolby 2014 Trust AA. Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Thomas E. Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings, as a Special Manager of Dolby Holdings. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(15)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015, wherein Capital World Investors (“Capital”) reported beneficial ownership of 6,084,621 shares of Class A Common Stock. Capital reported sole voting and dispositive power as to all of the shares. Capital disclaims beneficial ownership of these securities pursuant to Rule 13d-4 of the Securities Exchange Act of 1934. The address for Capital is 333 South Hope Street, Los Angeles, California 90071.
(16)

Based on a Schedule 13G/A filed with the SEC on February 17, 2015, wherein Clearbridge Investments, LLC (“Clearbridge”) reported beneficial ownership of 5,961,582 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 5,781,664 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.

(17)	Based on a Schedule 13G/A filed with the SEC on November 9, 2015, wherein Baillie Gifford & Co (“Baillie”) reported beneficial ownership of 5,197,777 shares of Class A Common Stock. Baillie reported sole dispositive power as to all of the shares and sole voting power as to 4,293,565 of the shares. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(18)	Based on a Schedule 13G/A filed with the SEC on February 10, 2015, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 2,837,614 shares of Class A Common Stock. Vanguard reported sole dispositive power as to 2,811,436 of the shares, shared dispositive power as to 26,178 of the shares, and sole voting power as to 29,978 of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(19)	Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 850,988 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015. Includes 52,372 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 19, 2015.
(20)	Includes stock options held by Mr. Chew to purchase 322,217 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015. Includes 14,533 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 19, 2015.
(21)	Includes stock options held by Mr. Sherman to purchase 199,425 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015. Includes 14,983 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 19, 2015.
(22)	Includes stock options held by Mr. Bergeron to purchase 230,497 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015. Includes 12,788 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 19, 2015.
(23)	Includes stock options held by Mr. Borchers to purchase 132,586 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015. Includes 15,536 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 19, 2015.
(24)	Includes (i) stock options held by Mr. Dolby to purchase up to 3,512 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015, (ii) all of the shares referenced in Notes 3, 5, 7, 9 and 10, and (iii) 50% of the shares referenced in Note 6. Dagmar Dolby, David Dolby’s mother, is the Trustee, and David Dolby is the Special Trustee, of each of the Marital Trust and the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by each of the Marital Trust and the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by each of the Marital Trust and the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held of record by, each of the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust B, and the Dagmar Dolby 2014 Trust BB. David Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust B, and the Dagmar Dolby 2014 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. David Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings, as a Special Manager of Dolby Holdings. David Dolby disclaims beneficial ownership of the securities referenced in clauses (ii) and (iii) except to the extent of his pecuniary interest therein.

(25)	Shares held in the name of Nicholas Donatiello, Jr. as Trustee of the Nicholas Donatiello, Jr. Trust u/a/d April 22, 2011.
(26)	Includes stock options held by Mr. Gotcher to purchase 46,322 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015.
(27)	Shares held in the name of N. William Jasper, Jr. as Trustee of the N. William Jasper, Jr. 2004 Trust. Includes stock options held by Mr. Jasper to purchase 83,527 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015.
(28)	Includes stock options held by Mr. Siboni to purchase 13,921 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015.
(29)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(30)	Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 2,004,460 shares of Class A Common Stock that are exercisable within 60 days of November 19, 2015 and (ii) 116,450 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors that vest within 60 days of November 19, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction,” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and their immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and their immediate family members.

Any related person transaction proposed or entered into by Dolby that does not fall into a specified exclusion under the policy must be reported to Dolby’s General Counsel, and the Audit Committee will review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved or ratified (as applicable) under the terms of the policy.

Since September 27, 2014, we have not been a party to any related person transactions, other than the transactions described below.

Real Estate Transactions

Lease for 100 Potrero Avenue

Since 1980, we have leased our former principal executive offices located at 100 Potrero Avenue, San Francisco, California from several Dolby family trusts. We also lease additional parking and warehouse space from these Dolby family trusts in connection with our lease of 100 Potrero Avenue. In May 2014, we renegotiated the leases and extended their terms until October 31, 2024. The leases provide us an option to renew for two additional five year terms at a rate equal to the rent that the landlord could obtain for the applicable option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. Our rent expense for these facilities was $2.8 million in fiscal 2015 and the estimated rent expense over the remaining life of the leases for these facilities is $58.6 million, assuming that we exercise our option to renew the leases for two additional five year terms beyond their October 31, 2024 expiration and assuming a rental rate equal to the rate applicable to the month in which the leases are to expire (October 2024) (the actual rental rate during the option terms is not known at this time and may be materially different from the rate used in our assumptions). The Dolby family trusts, as landlord, retain the right to sublease approximately 1,099 square feet of office space in the premises with prior notice to us, at a rental rate equal to the then current base rent per square foot paid by us plus $14 per square foot per year (reflecting estimated costs payable by the us for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term). We are generally responsible for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. We have also agreed to indemnify and hold the Dolby family trusts, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the premises.

Sale of Interest in Dolby Properties, LLC; Leases for 999 Brannan

The building and land at 999 Brannan Street, San Francisco, California, the location of our former principal administrative offices, is owned by Dolby Properties, LLC, a real estate entity that used to be jointly owned 13.5% by the Dagmar Dolby Trust established under the Dolby Family Trust Instrument, dated May 7, 1999 (the “Dagmar Dolby Trust”), 49% by Dolby Holdings II LLC, of which Dagmar Dolby is the sole Manager, and 37.5% by us, as Managing Member of the entity.

Prior to the September 30, 2015 expiration of our leases at 999 Brannan, we assessed various leasing and disposition alternatives with respect to the property. This evaluation was informed by, among other things, our general office space needs and the status of our pending improvements at our 1275 Market Street building. Following such assessment, we determined that disposing of our interest in the property was in the best interests of Dolby and its stockholders. Accordingly, on August 5, 2015, we sold our 37.5% interest in Dolby Properties, LLC to the Dagmar Dolby Trust and Dolby Holdings (of which Dagmar Dolby is the sole Manager) for an aggregate purchase price of $31,263,308. The purchase price was based on an independent third-party valuation, informed by, among other things, an analysis of recent sales of office buildings comparable to 999 Brannan in the relevant market area. Upon closing of the sale, we resigned as Managing Member of Dolby Properties, LLC. In addition, as part of the transaction, we provided general administrative transition services to Dolby Properties, LLC through September 30, 2015, consistent with similar services performed by us in our prior capacity as Managing Member of Dolby Properties, LLC.

Our leases for 999 Brannan expired on September 30, 2015. Our rent expense for these facilities was $6.6 million in fiscal 2015. On September 30, 2015, we executed an agreement with Dolby Properties, LLC to extend the time we have to complete our surrender and make-good obligations under the leases. On November 15, 2015, this agreement was amended to provide for reimbursement in lieu of the requirement that we perform certain demolition work to restore the property to its original condition as required under the leases.

Jointly Owned Real Estate Entities

As of the Record Date, the Dagmar Dolby Trust or Dolby Wootton Bassett, LLC (“DWB”), of which Dagmar Dolby as Trustee of the Dolby Family Trust Instrument dated May 7, 1999 is the sole member, owns a majority financial interest in four real estate entities that own or lease commercial real property to us. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the Record Date, for each of the four real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned, and the location of the property. We also formerly held a joint interest with certain Dolby family entities in Dolby Properties, LLC. As described above, we sold that interest to certain Dolby family entities in August 2015.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property
Dolby Properties Burbank, LLC	Dagmar Dolby Trust	51.0%	Burbank, California
Dolby Properties Brisbane, LLC	Dagmar Dolby Trust	51.0%	Brisbane, California
Dolby Properties UK, LLC	Dagmar Dolby Trust	51.0%	Wootton Bassett, England
Dolby Properties, LP	DWB	90.0%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $1.2 million in fiscal 2015 and the estimated rent expense over the remaining life of the various leases for these facilities is approximately $13.6 million, assuming the exercise of our two options to renew the Burbank lease, as described below (for these purposes, assuming a rental rate equal to the rate applicable to the month in which the lease is scheduled to expire; the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions). A summary of activity in fiscal 2015 with respect to properties owned by these jointly owned real estate entities is set forth below.

Dolby Properties Burbank, LLC

In fiscal 2015, we executed various lease amendments with Dolby Properties Burbank, LLC extending the term of our lease for our research and development, sales, services, and administrative facilities in Burbank, California, from December 31, 2014 to May 31, 2015, at the then current base rental rate of $40,500 per month. In May 2015, we executed a new lease to extend the term by ten years and five months, through October 31, 2025, with two five-year options to renew. The base rental rate under the new lease is $40,113 per month, subject to an increase of 4% per year through the extended term of the lease. The base rental rate was abated from June 1, 2015 through October 31, 2015. The base rental rate for each option term will be the then prevailing market rate, based on the arms-length base rent a lessor could obtain for that option term from a third party desiring to lease the premises for that term.

Dolby Properties Brisbane, LLC

In December 2014, we executed a lease amendment with Dolby Properties Brisbane, LLC to extend the term of our lease for our manufacturing facilities in Brisbane from December 31, 2014 to March 31, 2016, at the current base rental rate of $38,000 per month.

Dolby Properties, LP

For a portion of fiscal 2015, we leased office space in a building owned by Dolby Properties LP located in Royal Wootton Bassett, Wiltshire, England, at a base rental rate of £373,000 per year. The lease expired on March 31, 2015, and we subsequently negotiated a renewal of the lease for only a portion of the space we previously occupied. Our renewal of the partial space is for a term of five years expiring on March 31, 2020, at a base rental rate of £164,153 per year, or an aggregate of £656,612 over the life of the extended term (after factoring in a concession by the landlord of 50% reduction in rent for the first two years).

When we negotiate new terms for any lease agreement with the Dolby family or any of the jointly owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Academy Museum Donations

As disclosed in last year’s Proxy Statement, in June 2014, we agreed to donate cinema products and related services to the Museum of the Academy of Motion Picture Arts and Sciences (the “Academy Museum”) having a retail value of approximately $7 million, in exchange for promotional benefits over a 15 year period, including our exclusive appointment as the audio/video sponsor of the Academy Museum theaters, public recognition of our donation, access to Academy Museum space for events, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits. Contemporaneously, the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Academy Museum over time based on achievement of certain key project milestones, in exchange for certain naming rights, public recognition of the Dolby family’s donation, an installation at the Academy Museum dedicated to portraying Ray Dolby’s story, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. We estimate that the incremental cost to the company of such personal use by the family was less than $15,000 in fiscal 2015. Our Board has approved of these arrangements.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below is intended to:

•	Explain our fiscal 2015 executive compensation program and philosophy and assist you in evaluating the compensation of our NEOs; and

•	Review how the Compensation Committee of our Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) made its executive compensation decisions for fiscal 2015.

Named Executive Officers

Our NEOs are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2015, our NEOs were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel and Corporate Secretary;

•	Michael Bergeron, our Senior Vice President, Worldwide Sales and Field Operations; and

•	Robert Borchers, our Senior Vice President and Chief Marketing Officer.

Fiscal 2015 Financial and Operational Highlights

Key Financial Highlights

Our key financial highlights for fiscal 2015 were as follows:

	Fiscal 2015	Fiscal 2014	Change
Total Revenue	$970.6 million	$960.2 million	1.1%
Net Income	$181.4 million	$206.1 million	(12.0%)
Diluted Earnings Per Share	$1.75	$1.99	(12.1%)
Non-GAAP Net Income*	$229.5 million	$267.4 million	(14.2%)
Non-GAAP Diluted Earnings Per Share*	$2.21	$2.58	(14.3%)
Stock Price Per Share (High and Low)	$46.17 / $29.87	$47.29 / $33.94	n/a
Stock Price Per Share as of Fiscal Year-End	$31.40	$41.26	(23.9%)

*	A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Quarterly Dividend Program and Stock Repurchase Program—Return of Capital to Stockholders

On October 23, 2014, we announced that our Board had approved a quarterly cash dividend program. A cash dividend of $0.10 per share on shares of our Common Stock was paid under the program in each of the four quarters of fiscal 2015. In addition, in October 2015, we announced an increase in the amount of the quarterly cash dividend to $0.12 per share. To date, we have returned over $53 million in cash to our stockholders under this quarterly dividend program.

On October 23, 2014, we also announced that we had increased the size of our Class A Common Stock repurchase program by an additional $200 million, bringing the total amount authorized for repurchases under the program to $1.1 billion, $947.3 million of which has been utilized as of the end of fiscal 2015.

Since fiscal 2010 and through the end of fiscal 2015, we have returned over $1.4 billion of cash to our stockholders through stock repurchases, our December 2012 special dividend, and our quarterly cash dividend program.

Key Business Highlights

In fiscal 2015, we continued to make progress in our core business, while also bringing new offerings to market under our new initiatives.

Core Business

In our core business, we broadened our audio technologies across more markets and use cases.

•

Broadcast. Our Broadcast market has been our most consistent growth driver in recent fiscal quarters. In fiscal 2015, we saw broader adoption of our broadcast audio technologies. We continued to focus on emerging markets where the potential for TV and set-top boxes is significant, and where the transition to digital broadcast is still underway. We also worked with country-specific operators and standards bodies to encourage adoption of our technologies for digital broadcast. To date, we’ve made notable progress in China, India and Southeast Asia. Dolby Digital Plus™ was recently mandated in the digital television specification in India, which we believe positions us well for their transition to digital broadcast. Additionally, Dolby is also becoming a de-facto standard in Africa, with adoption in key markets such as Kenya, Ghana, Nigeria and South Africa.

•

Mobile and Online. We further expanded the array of smartphones and tablets that have adopted our audio technologies across the Android, Windows and Amazon ecosystems. Dolby technologies have been adopted in a number of handsets and tablets from Amazon, Lenovo, LG, HTC, ZTE and Microsoft, enabling enhanced audio experiences on the go. In addition, Apple TV now includes Dolby Digital Plus. We also announced that Dolby technologies will be part of the Microsoft Windows 10 operating system and natively supported in Microsoft’s latest browser, Microsoft Edge.

•

Dolby Atmos®. We continued to see opportunities in new and existing use cases, such as Dolby Atmos for the home, which is now available in an increasingly broad range of offerings. Dolby Atmos is included in audio/video receivers and home theater-in-a-box systems from all of the leading providers, and is incorporated into nearly 30 models of launched or announced speakers. Dolby Atmos also has been adopted in handsets and tablets from Lenovo and Amazon, enabling immersive audio experiences on the go. In fiscal 2015, Yamaha announced the first sound bar with Dolby Atmos. Additionally, Comcast recently announced that its X1 set-top box will support Dolby Atmos, with expected availability in 2016. Further, Star Wars Battlefront from Electronic Arts was recently released as the first gaming title for the PC in Dolby Atmos, providing immersive three-dimensional audio for an intense gaming experience. We also have worked with major studios to release and distribute movie titles in Dolby Atmos via Blu-ray Disc and via streaming services such as VUDU and Netflix. We will continue to work with content developers and distributors to expand entertainment selections using the Dolby Atmos format.

New Initiatives

We continued to execute against our initiatives, bringing a number of new audio and visual experiences to market.

•

Dolby Voice®. Dolby Voice is our audio conferencing solution that emulates the in-person meeting experience with superior spatial perception, voice clarity, and background noise suppression. Launched in fiscal 2014 in global partnership with BT, a leading provider of audio and imaging conferencing systems, the BT MeetMe with Dolby Voice service is available via the desktop and on mobile devices. During fiscal 2015, we launched the Dolby Conference Phone, which is designed specifically to further enhance and optimize the conference call experience using Dolby Voice. We also saw a steady increase in our customer base and now have over 90 enterprise customers that have signed up. Further deployment continues.

•

Dolby Vision™. Dolby Vision is our imaging technology that offers more realistic color, brighter highlights, and improved shadow details for cinema, digital TV, and other consumer devices. Dolby Vision focuses on the ability of each pixel to contribute to the overall image and is not dependent on the number of pixels. In fiscal 2015, VIZIO announced the availability of the VIZIO Reference Series, the industry’s first High Dynamic Range 4K TV with Dolby Vision. In addition, leading Chinese OEMs TCL and Skyworth announced Dolby Vision TVs. We also announced collaborations with various partners, including several key system-on-a-chip providers, to offer Dolby Vision enabled technologies for digital TVs and other consumer devices. To support home entertainment, specified Dolby Vision mastered titles are now available from Warner Bros. Home Entertainment Inc. via the streaming service VUDU, and we believe additional Dolby Vision titles from other content providers will soon be available through Netflix.

•

Dolby Cinema™. In partnership with established movie theatre exhibitors, we launched Dolby Cinema, a branded premium cinema that features spectacular imagery using Dolby Vision laser projection, object-oriented Dolby Atmos audio technology, and inspired theater design. To date, we have partnered with three cinema exhibitors, including AMC in the U.S. AMC has opened the first eleven Dolby Cinemas at some of the highest grossing sites in the country, and has announced plans to open 50 sites by the end of calendar year 2016. As part of our ongoing efforts to build a robust pipeline of theatrical content for Dolby Cinema locations, every major studio has released Dolby Vision theatrical titles.

Acquisition of Doremi Technologies

In early fiscal 2015, we completed the acquisition of Doremi Technologies, LLC (“Doremi”) and certain assets related to the business of Doremi from Doremi Labs, Inc. and Highlands Technologies SAS, which we believe will advance our mission to improve the cinema experience and accelerate the delivery and deployment of innovative solutions to exhibitors.

In sum, in fiscal 2015, we made progress on our core business by broadening our core audio technologies across more markets and use cases. At the same time, we were able to bring various new offerings to market under our new initiatives. The Committee took these accomplishments into consideration in making its executive compensation determinations for fiscal 2015.

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of our fiscal 2015 executive compensation program were long-term incentive compensation (in the form of stock options and restricted stock unit awards), annual incentive compensation (consisting of a cash bonus opportunity), and base salary. These principal elements are further described below.

Our Board, through the Committee, which administers our executive compensation program, allocated a substantial portion of the target total direct compensation opportunity of our NEOs to incentive compensation in fiscal 2015, the vast majority of which consists of long-term incentive compensation. This emphasis on long-term incentive compensation in the target total direct compensation opportunities of our NEOs is reflected in the graphs below. The majority of this long-term incentive compensation is tied to equity vehicles the value of which is driven wholly by stock price appreciation, and the realization of which is conditioned upon the satisfaction of multi-year vesting requirements. This design not only squarely aligns the interests of our NEOs with those of our stockholders, but also focuses their efforts on the successful execution of our multi-year business strategy.

*	In certain cases, annual incentive compensation may be paid out in the form of restricted stock unit awards, as described below.
**	The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”) and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

The efficacy of the Committee’s decision to adopt this compensation structure is in part reflected by the amounts actually realized by our Chief Executive Officer from his long-term incentive compensation awards, as compared to the aggregate grant date fair value of those awards as reported in the Summary Compensation Table. These realized amounts were as follows for the three fiscal years ended 2015:

(1)	The information in the “Grant Date Fair Value” columns reflects the aggregate grant date fair values of stock options and restricted stock unit awards as calculated in accordance with ASC 718 and reported in the Summary Compensation Table for the year of grant. In the case of stock options, this represents the value calculated under the Black-Scholes option valuation model, and in the case of all other awards, this represents their intrinsic value on the date of grant. The information in the “Grant Date Fair Value” column for fiscal 2013 includes the incremental fair value of $572,601, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Yeaman in connection with our December 2012 special dividend.
(2)	The realized equity value represents the sum of the value realized on the vesting of restricted stock unit awards during the indicated fiscal year (including $81,872, $269,692, and $278,928 in dividend equivalents paid to Mr. Yeaman in fiscal 2013, 2014, and 2015, respectively), based on the closing price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested. Mr. Yeaman did not exercise any stock options in fiscal 2013, 2014, or 2015, and therefore did not realize any value on the exercise of stock options in any of those fiscal years.

In addition, as reflected in the Outstanding Equity Awards at 2015 Fiscal Year-End table, as of the end of fiscal 2015, our Chief Executive Officer had outstanding equity awards with unrealized value of approximately $6.2 million, including $1.7 million for outstanding and unexercised stock options and $4.5 million for outstanding and unvested restricted stock unit awards. This represents “at risk” compensation opportunity (particularly with respect to stock options, which are subject to stock price volatility and have no real economic value when the stock price drops below the exercise price) that directly aligns his interests with those of our stockholders. These amounts compare to $17 million, $9.6 million, and $7.4 million in fiscal 2014, respectively, illustrating how the decrease in our stock price between fiscal year-end 2014 and 2015 correlated directly with the amounts realizable by our Chief Executive Officer from his long-term incentive compensation.

Fiscal 2015 Executive Compensation Highlights

In fiscal 2015, the Committee took the following actions with respect to the compensation of our NEOs:

•

Base Salary. The Committee increased NEO base salaries by 3% for calendar year 2015. These increases were consistent with merit-based increases for our U.S. workforce, which were based on competitive merit increase survey data for technology companies.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for our executive officers, the 2015 Dolby Executive Annual Incentive Plan (the “2015 EDAIP”):

•

The Committee approved annual incentive compensation targets for our NEOs—stated as a percentage of base salary for calendar year 2015—at the same levels as in fiscal 2014 (100% for our Chief Executive Officer, 75% for Mr. Bergeron and 65% for our other NEOs).

•

The Committee approved annual incentive compensation payments at 99% of the annual incentive compensation targets for our NEOs other than Mr. Sherman and at 126% of the annual incentive compensation target for Mr. Sherman, based on team and individual performance and achievement of a combination of revenue and non-GAAP operating income targets under the 2015 EDAIP, as described below.

•	Long-Term Incentive Compensation.

•	The Committee approved ongoing equity awards for each NEO, as reflected in the Grants of Plan-Based Awards in Fiscal 2015 table in “Executive Compensation Tables and Related Matters.”

•	Stock Ownership Guidelines. The Committee approved stock ownership guidelines for our executive officers providing that:

•

Our Chief Executive Officer is expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines.

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

Performance-Based Equity for Fiscal 2016

In addition, after the end of fiscal 2015, in December 2015, the Committee granted “performance-based” stock options to our executive officers, with the shares of our Class A Common Stock underlying such awards to be earned contingent on our achievement of pre-established Dolby annualized total stockholder return levels over a multi-year performance period. The Committee determined that granting a portion of long-term incentive compensation in the form of stock options that vest upon the achievement of pre-established multi-year annualized total stockholder return levels further aligns the interests of our executive officers with those of our stockholders. We expect that in fiscal 2016, based on their grant date fair values, performance-based stock options will comprise approximately 20% of the long-term incentive compensation granted to our executive officers, with our current equity vehicles of time-based stock options and restricted stock unit awards each comprising approximately 40% of such long-term incentive compensation.

Roles of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee

The Committee approves and administers the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation plans. In discharging these duties, the Committee determines these elements of compensation for our Chief Executive Officer, and, with the input of our Chief Executive Officer, determines these elements for our other executive officers. In addition, the Committee administers the equity incentive plans for our broad-based employee population and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. The Committee also regularly meets in executive session without management present.

Role of Management

Our Chief Executive Officer and members of our Human Resources, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, at the Committee’s direction, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes to ensure that our compensation philosophy and programs remain aligned with our business objectives and support our efforts to attract and retain key talent in a competitive environment. In this regard, Management performs a market review of peer company executive compensation levels and practices (“Market Comparables”) and provides the Committee with executive compensation information, including: historical base salary and annual incentive compensation payouts; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our Chief Executive Officer, with input from our Senior Vice President, Human Resources and our Chairman of the Board, reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the prior fiscal year’s annual incentive compensation plan. The Committee makes decisions with respect to our Chief Executive Officer’s compensation without him present and after considering input from our Chairman of the Board (which includes feedback from the Chief Executive Officer’s direct reports), the Chairman of the Committee, and other members of our Board.

Role of Compensation Consultant

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2015, the Committee engaged Compensia, Inc., a national compensation consulting firm, for the purpose of advising the Committee on executive compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation and grant guidelines relative to market practices.

The Committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables. The Committee further instructed Compensia to evaluate the following components to assist the Committee in establishing fiscal 2015 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed a compensation comparison for each of our executive officers versus executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2014, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2015.

Representatives from Compensia attend most meetings of the Committee and communicate with members of the Committee and Management outside the formal Committee meetings from time to time. During fiscal 2015, Compensia also performed services for us relating to director compensation, equity use, proxy statement support, evaluation of performance-based equity compensation, executive stock ownership guidelines, and general Committee meeting support.

Based on an assessment of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Use of Market Data for Competitive Positioning

The Committee does not benchmark compensation of our executive officers against Market Comparables or pay practices of our direct compensation peer group. The Committee uses Market Comparables and the pay practices of our direct compensation peer group only as a point of reference when setting compensation levels for each of our executive officers.

To assist it in analyzing our executive compensation program for fiscal 2015, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data in published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

As part of this process, the Committee instructed Compensia that, for a company to be considered as a potential peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, entertainment technology, or software) and have a market capitalization within the range of approximately .25 times to four times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following selection criteria relative to the same criteria for Dolby:

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Revenue;

•	Net income margin; and

•	Number of employees.

The Committee evaluated potential new additions only if they met at least three of the five selection criteria above. In its evaluation, the Committee also considered whether the potential peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee determined not to make any changes to our direct compensation peer group for fiscal 2015 from the peer group that was used in fiscal 2014, other than the removal of ValueClick, Inc. due to its acquisition. Accordingly, our direct compensation peer group in fiscal 2015 comprised the following 16 companies:

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	CommVault Systems, Inc.

•	Concur Technologies Inc.

•	DreamWorks Animation SKG, Inc.

•	Fortinet, Inc.

•	IMAX Corporation

•	Informatica Corporation

•	InterDigital, Inc.

•	NeuStar Inc.

•	Red Hat, Inc.

•	Rovi Corporation

•	Synopsys, Inc.

•	Verisign, Inc.

As discussed above, while the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against Market Comparables or pay practices of our direct compensation peer group. Instead, the Committee uses the Market Comparables as a market check to identify situations where an executive officer’s compensation may be an outlier—substantially below the 50th percentile or substantially above the 75th percentile.

The Committee has carefully considered its direct compensation peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation

At our 2015 Annual Meeting of Stockholders, we conducted a non-binding, advisory vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 95% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs.

In recent years, our senior management has contacted several of our largest stockholders in advance of our Annual Meetings of Stockholders to solicit their views on various matters, including our executive compensation policies and practices. Management reports to the Committee on feedback received from these stockholders. The Committee then considers this feedback, as well as the results of our Say-on-Pay votes (including the most recent Say-on-Pay vote), in assessing its overall approach to executive compensation. Informed by this stockholder feedback, in fiscal 2015, the Committee approved stock ownership guidelines for our executive officers, as described in “—Executive Stock Ownership Guidelines” below. In addition, after the end of fiscal 2015, the Committee granted performance-based options to our executive officers, as described in “Fiscal 2015 Compensation Determinations—Long-Term Incentive Compensation—Design of Long-Term Incentive Compensation” below.

The Committee will continue to carefully consider the results of our Say-on-Pay votes and feedback from our stockholders in overseeing our executive compensation program.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual compensation elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (identified above) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of Compensia, monitors trends and developments in compensation policies and practices and seeks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•

An effective pay-for-performance orientation, including the use of long-term incentive compensation, consisting of stock options (and beginning in fiscal 2016, “performance-based” stock options) and restricted stock unit awards, which together represent the largest portion of each executive officer’s total compensation package;

•	A practice of not providing “golden parachute” excise tax gross-ups for our executive officers;

•

“Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain terminations of employment following a change in control of Dolby) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described below;

•

A practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•	The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program;

•	Stock ownership guidelines for our executive officers that require them to hold a certain amount of qualifying Dolby equity holdings;

•	A general prohibition against short sales, pledging or hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock; and

•

An annual risk assessment with respect to our compensation programs and policies, including the programs and policies for non-executive officer employees, as described in “Executive Compensation Tables and Related Matters—Compensation Program Risk Assessment.”

Fiscal 2015 Compensation Determinations

The Committee considers a variety of factors when establishing the three principal elements of compensation for our executive officers. These factors include:

•	An evaluation of Dolby’s financial and operational performance, including progress against the elements of our multi-year business strategy;

•

An evaluation of the executive officer’s current scope of responsibility and contribution to Dolby’s success, including a review of the executive officer’s achievement of strategic business objectives;

•	An assessment of the executive officer’s potential to make future contributions to Dolby, including a review of the executive officer’s skills, experience, and past performance;

•	A review of retention considerations, including the current and potential value of unvested equity awards held by the executive officer;

•	A review of internal pay equity, including an analysis of how an executive officer’s target compensation compares to other executive officers;

•	A review of Market Comparables; and

•	The recommendation of our Chief Executive Officer with respect to his direct reports.

Our Chief Executive Officer applies a similar list of factors when formulating compensation recommendations for his direct reports (he does not participate in recommending or setting his own compensation). The Committee members and our Chief Executive Officer may weigh these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2015 base salary information reported in the Summary Compensation Table reflects a blend of calendar year 2014 and calendar year 2015 base salaries.

In November 2014, following its review of our executive compensation program objectives for fiscal 2015, the Committee assessed the base salaries of our executive officers in light of the factors discussed above. As a result of this assessment, the Committee approved an increase of 3% in the base salary of each of our NEOs for calendar year 2015. These base salary increases were consistent with merit-based increases for our U.S. workforce, which members of our Human Resources Department established based on competitive merit increase survey data for high-technology companies.

The annualized base salaries of our NEOs for calendar years 2014 and 2015 are set forth below:

Executive Officer	2014 Base Salary	2015 Base Salary	Change
Kevin Yeaman	$675,305	$695,564	3%
Lewis Chew	$461,492	$475,337	3%
Andy Sherman	$415,236	$427,693	3%
Michael Bergeron	$400,400	$412,412	3%
Robert Borchers	$400,000	$411,836	3%

Annual Incentive Compensation

Our annual incentive compensation plan consists of performance-based compensation, which is paid in cash. Payouts under the plan are contingent on Dolby’s financial performance, which ensures that our executive officers are rewarded only to the extent that we achieve the financial objectives established under our annual operating plan. In certain cases, annual incentive compensation may be paid out in the form of restricted stock unit awards, as described below in “—Annual Incentive Compensation—Form of Payment.”

Fiscal 2015 Dolby Executive Annual Incentive Plan – Structure

The purpose of our 2015 EDAIP was to motivate our executive officers to achieve specified annual financial (revenue and non-GAAP operating income) targets and to maintain a high level of team and individual performance.

We calculated the potential payouts under the 2015 EDAIP for our executive officers using the following formulas, the terms of which are described further below:

Chief Executive Officer:	Calendar Year-End 2015 Base Salary	X	Target Incentive Percentage	X	Company Multiplier	Subject to Downward Adjustment	=	Payout
Other Executive Officers:	Calendar Year- End 2015 Base Salary	X	Target Incentive Percentage	X	Company Multiplier	Subject to Upward or Downward Adjustment	=	Payout

Annual Incentive Compensation Targets

For fiscal 2015, after considering the factors discussed above, including a review of the Market Comparables and internal pay equity considerations, the Committee maintained the NEOs’ fiscal 2015 annual incentive compensation targets (stated as a percentage of base salary for calendar year 2015) at the same levels that were used for the fiscal 2014 annual incentive compensation plan.

Executive Officer	Target Percentage of Calendar Year 2015 Base Salary	Target Fiscal 2015 Annual Incentive Compensation
Kevin Yeaman	100%	$695,564
Lewis Chew	65%	$308,969
Andy Sherman	65%	$278,000
Michael Bergeron	75%	$309,309
Robert Borchers	65%	$267,693

An executive officer may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the relevant corporate performance objectives were met and subject to any discretionary adjustments based on individual performance as described further below.

Company Multiplier

In September 2014, the Committee approved a sliding scale corporate financial performance formula for determining payout levels for the 2015 EDAIP based on our achievement of a combination of revenue and non-GAAP operating income targets (the “Company Multiplier”). The revenue and non-GAAP operating income targets underlying the Company Multiplier were consistent with our fiscal 2015 financial performance objectives. In approving these targets for fiscal 2015, the Committee set goals aimed at motivating our executive officers to achieve strong financial, team and individual performance. The Committee also recognized our continuing need to make substantial investments (which would exert downward pressure on our non-GAAP operating income) to execute on our long-term strategic initiatives and identify and develop new technologies, such as Dolby Cinema, Dolby Vision and Dolby Voice.

Our 2015 EDAIP was based on revenue and profitability metrics because the Committee believed that solid performance in these areas would contribute to long-term stockholder value creation. No payouts would be made under the 2015 EDAIP unless we achieved the threshold revenue and non-GAAP operating income levels as set forth in the table below, which represented 90% of the revenue and non-GAAP operating income target objectives under our operating plan for fiscal 2015. The maximum Company Multiplier was 200%. For purposes of determining the Company Multiplier, “non-GAAP operating income” was calculated by excluding expenses related to stock based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges and the related tax impact of these items. Also excluded from our non-GAAP operating income was a one-time gain on the sale of our interest in Dolby Properties, LLC in the fourth quarter of fiscal 2015, as described elsewhere in this Proxy Statement.

For fiscal 2015, we achieved revenue of $970.6 million against a threshold requirement of $900 million and non-GAAP operating income of $299.6 million against a threshold requirement of $270 million and a target of $300.0 million, resulting in a Company Multiplier of 99%. A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Annual Incentive Compensation – Form of Payment

The Committee structured the 2015 EDAIP so that if our fiscal 2015 financial performance resulted in a Company Multiplier equal to or greater than 150%, then up to 125% of each executive officer’s annual incentive compensation award would be paid in cash, with any excess of 125% being paid in the form of a restricted stock unit award for shares of our Class A Common Stock. All shares subject to any such restricted stock unit award would vest on the first anniversary of the date of grant, subject to the executive officer’s continued service with Dolby. Since the Company Multiplier for fiscal 2015 was 99%, no restricted stock unit awards were granted pursuant to the 2015 EDAIP.

Potential Adjustments for Individual Performance and Actual 2015 EDAIP Payouts

For fiscal 2015, our Chief Executive Officer received 99% of his annual incentive compensation target, based on a Company Multiplier of 99%. The Committee had the discretion to reduce (but not increase) the amount payable to our Chief Executive Officer under the 2015 EDAIP to take into account additional factors that the Committee deemed relevant to the assessment of individual or corporate performance. In December 2015, the Committee, based on its evaluation of our Chief Executive Officer’s performance and his contributions during the fiscal year, made no such adjustment. In making this determination, the Committee considered our successful completion of several operational and strategic objectives for the fiscal year, including our successful launch of Dolby Cinema and the other highlights described in “Fiscal 2015 Financial and Operational Highlights—Key Business Highlights” above, offset by the fact that we fell just short of achieving our revenue and non-GAAP operating income targets and short of certain internal objectives for the year.

For each of our other NEOs, our Chief Executive Officer had the discretion under the 2015 EDAIP to recommend, subject to Committee approval and the limitations set forth in the 2015 EDAIP, increases or decreases of each such NEO’s calculated award payout amount. In December 2015, the Committee, in consultation with our Chief Executive Officer, approved no adjustments to the calculated award payout amounts of such NEOs other than Mr. Sherman, resulting in payments at 99% of their annual incentive compensation targets. With respect to Mr. Sherman, the Committee, in consultation with our Chief Executive Officer, approved a 27% upward adjustment to his calculated award payout amount, resulting in a payment at 126% of Mr. Sherman’s annual incentive compensation target. In making these determinations, our Chief Executive Officer and the Committee evaluated our executive officers’ team and individual performance and their contributions during the fiscal year. In addition, our Chief Executive Officer and the Committee considered our successful completion of several operational and strategic objectives for the fiscal year, including our successful launch of Dolby Cinema and the other highlights described in “Fiscal 2015 Financial and Operational Highlights—Key Business Highlights” above, offset by the fact that we fell just short of achieving our revenue and non-GAAP operating income targets and short of certain internal objectives for the year. With respect to Mr. Sherman’s payout, our Chief Executive Officer and the Committee also considered Mr. Sherman’s success in managing the company’s intellectual property protection and patent licensing activities and contribution to the company’s operating results.

Accordingly, we made the following annual incentive compensation payouts to our NEOs under the 2015 EDAIP:

Executive Officer	Annual Incentive Compensation Target	Fiscal 2015 Company Multiplier	Approved Award Payout	Award Payout as Percentage of Annual Incentive Compensation Target
Kevin Yeaman	$695,564	99%	$688,608	99%
Lewis Chew	$308,969	99%	$305,879	99%
Andy Sherman	$278,000	99%	$350,000	126%
Michael Bergeron	$309,309	99%	$306,216	99%
Robert Borchers	$267,693	99%	$265,016	99%

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to encourage our executive officers to focus on our long-term strategic objectives; further align the interests of our executive officers and our stockholders; provide compensation that is market competitive; recruit, motivate, and retain top talent; and make efficient use of compensation resources.

Equity Awards

In fiscal 2015, as reflected in the graph below, we used a “portfolio” approach for the long-term incentive compensation granted to our executive officers, consisting of a combination of stock options and restricted stock unit awards.

Our long-term incentive compensation program was weighted more heavily towards stock options because the Committee believes that stock options, which directly tie a significant portion of our executive officers’ target total direct compensation opportunity to increases in the market price of our Class A Common Stock, present a strong incentive for them to make long-term decisions that sustain stock price growth and to maximize performance over the stock option term, which is generally ten years. Because stock options provide real economic value only if the price of the underlying stock increases, our executive officers realize little to no benefit from their outstanding stock options if our stock price declines or stays flat.

Restricted stock unit awards also align the interests of our executive officers with those of our stockholders by rewarding our executive officers for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and providing us with retention benefits over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and possible resulting dilution.

In short, we believe that providing a portfolio of stock options and restricted stock unit awards (and, as discussed above, “performance-based” stock options beginning in fiscal 2016) supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.

Generally, we make an initial equity award to an executive officer when he or she joins us. Thereafter, our executive officers are eligible for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on the factors discussed above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, in fiscal 2015, we granted time-based equity awards that generally vest over a period of four years as follows:

•

For stock options, a quarter of the total number of shares of our Class A Common Stock issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months; and

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock underlying each award vests on each of the first four anniversaries of the grant date.

See Notes 1 and 3 to the Outstanding Equity Awards at 2015 Fiscal Year-End table in “Executive Compensation Tables and Related Matters” for a description of vesting terms applicable to equity awards granted to our NEOs that differ from those described above.

In fiscal 2015, after considering the factors discussed above, the Committee approved the following stock option and restricted stock unit awards for our NEOs:

NEOs	Grant Date	Number of Shares Underlying Stock Options	Per Share Exercise Price	Number of Shares Underlying Restricted Stock Unit Awards
Kevin Yeaman	12/15/2014	291,598	$42.98	46,551
Lewis Chew	12/15/2014	97,918	$42.98	15,632
Andy Sherman	12/15/2014	75,212	$42.98	12,007
Michael Bergeron	12/15/2014	72,374	$42.98	11,554
Robert Borchers	12/15/2014	85,146	$42.98	13,593

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Design of Long-Term Incentive Compensation Awards

In deciding to grant only time-based equity awards in fiscal 2015, the Committee determined that our use of a “portfolio” of time-based stock options and restricted stock unit awards continued to support our objectives for our long-term incentive compensation program, recognizing that the amounts either realized or realizable by our executive officers from their equity awards have and continue to correlate directly with our stock price performance.

Each year, the Committee reviews the design of our long-term incentive compensation program, including the use of “performance-based” equity awards that would be earned upon the achievement of one or more pre-established performance criteria. Following such review, in December 2015, the Committee granted performance-based stock options to our executive officers, with the shares of our Class A Common Stock underlying such awards to be earned contingent on our achievement of pre-established Dolby annualized total stockholder return levels over a multi-year performance period. As with time-based stock options, which are inherently performance-based since they require stock price appreciation above the exercise price to create economic value, the Committee determined that granting a portion of long-term incentive compensation in the form of stock options that vest upon the achievement of pre-established multi-year annualized total stockholder return levels further aligns the interests of our executive officers with those of our stockholders. It is expected that in fiscal 2016, based on their grant date fair values, performance-based stock options will comprise approximately 20% of the long-term incentive compensation granted to our executive officers, with our current equity vehicles of time-based stock options and restricted stock unit awards each comprising approximately 40% of such long-term incentive compensation.

We expect that, in designing the long-term incentive compensation component of our executive compensation program in future years, the Committee will continue to assess the use of different compensation vehicles, aimed at supporting our intermediate and long-term business objectives.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our executive officers. The Equity Policy provides that:

•

New hire, promotion and retention equity awards may only be made once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be made on the first business day immediately following the 15th day of the month.

•

Ongoing equity awards (i.e., other than new hire, promotion and retention awards) may only be made on December 15th. If December 15th falls on a weekend or holiday, awards will be made on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•

Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•

If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

Restrictions on Trading Securities (Including Hedging and Pledging)

We maintain an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock. Our insider trading policy also prohibits pledging of stock, subject to an exception for certain intra-family transactions not to a third party—tax and estate planning, for example—that are approved in writing by the General Counsel and are not otherwise inconsistent with the terms of our insider trading policy.

Executive Stock Ownership Guidelines

In September 2015, the Compensation Committee approved stock ownership guidelines for our executive officers, based on the belief that stock ownership further aligns the interests of our executive officers with those of our stockholders. These guidelines provide that:

•

Our Chief Executive Officer is expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (i.e., September 22, 2015).

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

Compliance is measured as of the last day of each fiscal year. Executive officers have been given five years to achieve the requisite level of ownership.

Generally Available Benefits

In fiscal 2015, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $28,525 per participating employee in calendar year 2015.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Agreement with Mr. Yeaman

We have entered into a severance arrangement with our Chief Executive Officer as described under the section entitled “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of Chief Executive Officer in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason.

Perquisites and Other Personal Benefits

We have a practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our executive officers may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we pay for or reimburse the business travel and dining expenses of an executive officer’s spouse or significant other. We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry.

Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and Chief Executive Officer in fiscal 2009, we entered into an employment agreement with him, which provided that, among other things, his target annual incentive compensation would be at least equal to a specified minimum percentage of his annual base salary. The agreement also provides Mr. Yeaman with certain payments and benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.”

Accounting and Tax Considerations

We generally take into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC 718. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another applicable exemption.

The annual incentive compensation paid to our Chief Executive Officer is intended to qualify as deductible “performance-based compensation” within the meaning of the Code. The annual incentive compensation paid to our other executive officers does not qualify as deductible “performance-based compensation” within the meaning of the Code because the Committee has discretion to increase each such executive officer’s annual incentive compensation amount. In addition, any stock options granted to our NEOs are also intended to be “performance-based compensation” since they are granted by the Committee, which is comprised solely of “outside directors,” and granted subject to limitations in our employee stock plans (including the requirement that they be granted with a per share exercise price at least equal to the fair market value of a share of our Class A Common Stock on the date of grant).

Restricted stock unit awards granted to our NEOs with time-based vesting do not qualify as “performance-based compensation” under the applicable requirements of Section 162(m). In fiscal 2015, the vesting of time-based restricted stock unit awards, when combined with other compensation that was not “performance-based compensation” for purposes of Section 162(m), resulted in aggregate payments that were in excess of the Code’s deduction limit for our Chief Executive Officer and three other NEOs. We expect that, in future years, the vesting of time-based restricted stock unit awards granted to our NEOs, when combined with other compensation that is not “performance-based compensation” for purposes of the Code, may result in aggregate payments that will be in excess of the Section 162(m) deduction limit.

When it determines it to be in the best interests of Dolby and its stockholders, the Committee reserves the right to award incentive compensation to our executive officers that is not structured to qualify for an exemption of the deduction limit of Section 162(m). Further, we do not guarantee that any compensation intended to qualify as deductible “performance-based compensation” so qualifies.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Nicholas Donatiello, Jr., Chairman

Roger Siboni

Avadis Tevanian, Jr.

EXECUTIVE COMPENSATION TABLES AND RELATED MATTERS

Fiscal 2015 Summary Compensation Table

The Summary Compensation Table and accompanying footnotes describe the “total compensation” of our NEOs for the past three fiscal years, calculated in accordance with SEC rules and regulations. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2015 from long-term incentive compensation is presented in the Option Exercises and Stock Vested at 2015 Fiscal Year-End table in this Proxy Statement.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary.  For fiscal 2015, 2014 and 2013, the amounts reported represent 52 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the salaries reported in the Summary Compensation Table represent a blend of calendar year base salaries.

Bonus.  The amounts reported represent sign-on bonuses provided as an additional incentive to attract key talent and as a retention tool.

Stock Awards and Option Awards.  Stock Awards consist solely of restricted stock unit awards, and Option Awards consist solely of stock options. The amounts reported under Option Awards for Messrs. Yeaman, Chew, Sherman, and Bergeron in fiscal 2013 include the incremental fair value of the adjustment to stock options held by them in connection with our December 2012 special dividend, in excess of the fair value of the stock options so adjusted, as of the adjustment date, computed in accordance with ASC 718, which adjustments are described in “Executive Compensation Tables and Related Matters—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend.” All other amounts reported under Stock Awards and Option Awards reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2015 Annual Report on Form 10-K for more information.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation generally consists of the Executive Annual Incentive Plan awards earned for the fiscal year. Such awards are based on our financial performance during the fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeaman	2015	690,265		—		2,000,762	3,104,009		688,608		30,125	(1)	6,513,769
President and Chief Executive Officer	2014	669,858		—		2,018,319	3,119,411		837,378		28,625	(1)	6,673,591
	2013	650,789		—		1,667,803	2,972,834	(2)	432,720		883,344	(1)	6,607,490

Lewis Chew	2015	461,552		—		671,863	1,042,320		305,879		28,898	(3)	2,510,512
Executive Vice President and Chief Financial Officer	2014	450,120		—		728,250	1,125,557		371,963		32,584	(3)	2,708,474
	2013	441,126		—		701,270	1,173,492	(4)	192,214		274,008	(3)	2,782,110

Andy Sherman	2015	424,435		—		516,061	800,618		350,000		30,542	(5)	2,121,656
Executive Vice President, General Counsel and Corporate Secretary	2014	412,119		—		520,173	803,968		400,000		28,378	(5)	2,164,638
	2013	400,161		—		439,056	838,820	(6)	172,948		282,956	(5)	2,133,941

Michael Bergeron	2015	409,270		—		496,591	770,408		306,216		28,140	(7)	2,010,625
Senior Vice President, Worldwide Sales and Field Operations	2014 2013	396,135 376,115		— 25,000	(8)	728,250 612,849	1,125,557 960,079	(9)	372,372 190,575		43,628 180,754	(7) (7)	2,665,942 2,345,372

Robert Borchers	2015	408,741		—		584,227	906,364		265,016		29,059	(10)	2,193,407
Senior Vice President and Chief Marketing Officer	2014	292,308	(11)	—		2,005,601	2,695,651		233,828	(11)	7,181	(10)	5,234,569

(1)	In fiscal 2015, comprised of $29,450 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2014, comprised of $27,950 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $27,465 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $855,204 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Yeaman as of December 22, 2012, in connection with our December 2012 special dividend.
(2)	Includes the incremental fair value of $572,601, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Yeaman in connection with our December 2012 special dividend.
(3)	In fiscal 2015, comprised of $28,223 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2014, comprised of $31,909 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $25,133 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $248,200 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Chew as of December 22, 2012, in connection with our December 2012 special dividend.
(4)	Includes the incremental fair value of $162,814, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Chew in connection with our December 2012 special dividend.
(5)	In fiscal 2015, comprised of $29,867 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2014, comprised of $27,703 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $34,825 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $247,456 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Sherman as of December 22, 2012, in connection with our December 2012 special dividend.
(6)	Includes the incremental fair value of $207,018, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Sherman in connection with our December 2012 special dividend.
(7)	In fiscal 2015, comprised of $27,465 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2014, comprised of $42,953 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $15,890 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $664 in life insurance premiums and $164,200 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Bergeron as of December 22, 2012, in connection with our December 2012 special dividend.
(8)	Represents a sign-on bonus of $25,000 that became payable to Mr. Bergeron following one year of service with Dolby.
(9)	Includes the incremental fair value of $75,352, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Bergeron in connection with our December 2012 special dividend.

(10)	In fiscal 2015, comprised of $28,384 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2014, comprised of $6,731 in matching 401(k) plan contributions under our retirement plan and $450 in life insurance premiums.
(11)	Mr. Borchers joined Dolby on January 6, 2014. His base salary and annual incentive compensation reflect a partial year of service.

Grants of Plan-Based Awards in Fiscal 2015

During fiscal 2015, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2015 EDAIP,

2.	Stock options, and

3.	Restricted stock unit awards.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Kevin Yeaman	n/a	11/10/2014	347,782	695,564	1,391,128	—		—		—	—
	12/15/2014	11/10/2014	—	—	—	—		291,598	(3)(4)	42.98	3,104,009
	12/15/2014	11/10/2014	—	—	—	46,551	(5)	—		—	2,000,762

Lewis Chew	n/a	11/10/2014	154,485	308,969	617,938	—		—		—	—
	12/15/2014	11/10/2014	—	—	—	—		97,918	(3)	42.98	1,042,320
	12/15/2014	11/10/2014	—	—	—	15,632	(5)	—		—	671,863

Andy Sherman	n/a	11/10/2014	139,000	278,000	556,001	—		—		—	—
	12/15/2014	11/10/2014	—	—	—	—		75,212	(3)	42.98	800,618
	12/15/2014	11/10/2014	—	—	—	12,007	(5)	—		—	516,061

Michael Bergeron	n/a	11/10/2014	154,655	309,309	618,618	—		—		—	—
	12/15/2014	11/10/2014	—	—	—	—		72,374	(3)	42.98	770,408
	12/15/2014	11/10/2014	—	—	—	11,554	(5)	—		—	496,591

Robert Borchers	n/a	11/10/2014	133,847	267,693	535,387	—		—		—	—
	12/15/2014	11/10/2014	—	—	—	—		85,146	(3)	42.98	906,364
	12/15/2014	11/10/2014	—	—	—	13,593	(5)	—		—	584,227

(1)	Generally reflects threshold, target and maximum bonus amounts for fiscal 2015 performance under the 2015 EDAIP, as described in “Compensation Discussion and Analysis—Fiscal 2015 Compensation Determinations—Annual Incentive Compensation.” The actual bonus payouts were determined by the Compensation Committee in December 2015 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2015 Summary Compensation Table.
(2)	The amounts reported do not reflect compensation actually realized by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2015 Annual Report on Form 10-K for more information.
(3)	Reflects stock options granted under the 2005 Stock Plan, which were granted with an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(4)	Stock options are held in the name of the Yeaman Trust.
(5)	Reflects awards of restricted stock units granted under the 2005 Stock Plan. A quarter of the total number of shares of our Class A Common Stock underlying each restricted stock unit award vests on each of the first four anniversaries of the grant date. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend

On December 11, 2012, we announced that our Board had declared a one-time special dividend in the amount of $4.00 per share on our Class A Common Stock and Class B Common Stock, which was paid on December 27, 2012 to the stockholders of record of as of December 21, 2012. The special dividend totaled $408.2 million based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the record date for the special dividend.

In connection with this special dividend, the Compensation Committee approved adjustments to certain outstanding stock options, stock appreciation rights and restricted stock unit awards in a manner intended to preserve the pre-cash dividend economic value of such awards.

Specifically, each such stock option and stock appreciation right that was outstanding as of December 22, 2012 (the day following the record date for the special dividend), other than stock options granted on the record date, was adjusted by applying an exchange ratio established to reflect the decline in the market price of our Class A Common Stock resulting from the special dividend, which had the effect of increasing the number of shares subject to each such stock option or stock appreciation right, and decreasing the per share exercise price of each such stock option or stock appreciation right, as the case may be.

In addition, each restricted stock unit award that was outstanding and unvested as of December 22, 2012 was credited with dividend equivalent rights, payable in cash in the amount of $4.00 per share upon the vesting of the underlying shares of Class A Common Stock subject to the restricted stock unit award.

Unless otherwise noted, share numbers and exercise prices referenced in this Proxy Statement with respect to stock options or stock appreciation rights granted on or prior to December 22, 2012 (other than any stock options granted on the record date of the special dividend) reflect the exchange ratio adjustment described above. In addition, unless otherwise noted, any restricted stock unit awards referenced in this Proxy Statement that were granted on or prior to December 22, 2012 have dividend equivalent rights attached to them as described above.

No adjustments to outstanding equity awards are made in connection with our existing quarterly cash dividend program.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2015. See “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” above for a description of the adjustments to outstanding equity awards in connection with our December 2012 special dividend.

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Market Value of Unexercised Options ($)(2)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	12/15/2014	—		291,598	(a)	—	42.98	12/15/2024	—
	12/16/2013	125,681	(a)	161,584	(a)	—	37.35	12/16/2023	—
	12/21/2012	161,151	(a)	73,249	(a)	—	30.49	12/21/2022	213,304
	12/15/2011	244,317	(a)	16,288	(a)	—	28.24	12/15/2021	823,512
	3/16/2009	134,757	(a)	—		—	28.66	03/16/2019	369,234
	11/14/2006	51,230	(a)(b)	—		—	25.26	11/14/2016	314,552
										12/15/2014	46,551		1,461,701	—	—
										12/16/2013	40,529		1,272,611	—	—
										12/21/2012	27,350		858,790	—	—
										8/10/2012	15,278	(a)	479,729	—	—
										12/15/2011	13,550		425,470	—	—
Lewis Chew	12/15/2014	—		97,918		—	42.98	12/15/2024	—
	12/16/2013	45,348		58,304		—	37.35	12/16/2023	—
	12/21/2012	67,856		30,844		—	30.49	12/21/2022	89,817
	6/15/2012	152,088		35,097		—	37.96	06/15/2022	—
										12/15/2014	15,632		490,845	—	—
										12/16/2013	14,624		459,194	—	—
										12/21/2012	11,500		361,100	—	—
										6/15/2012	9,763		306,558	—	—
Andy Sherman	12/15/2014	—		75,212		—	42.98	12/15/2024	—
	12/16/2013	32,391		41,646		—	37.35	12/16/2023	—
	12/21/2012	42,419		19,281		—	30.49	12/21/2022	56,147
	12/15/2011	88,330		5,889		—	28.24	12/15/2021	297,732
										12/15/2014	12,007		377,020	—	—
										12/16/2013	10,446		328,004	—	—
										12/21/2012	7,200		226,080	—	—
										8/10/2012	9,857		309,510	—	—
										12/15/2011	4,900		153,860	—	—
Michael Bergeron	12/15/2014	—		72,374		—	42.98	12/15/2024	—
	12/16/2013	45,348		58,304		—	37.35	12/16/2023	—
	12/21/2012	59,400		27,000		—	30.49	12/21/2022	78,624
	5/15/2012	83,736		16,747		—	40.37	05/15/2022	—
										12/15/2014	11,554		362,796	—	—
										12/16/2013	14,624		459,194	—	—
										12/21/2012	10,050		315,570	—	—
										5/15/2012	5,238		164,473	—	—
Robert Borchers	12/15/2014	—		85,146		—	42.98	12/15/2024	—
	1/15/2014	71,428		99,997		—	41.31	1/15/2024	—
	1/15/2014	19,844		27,781		—	41.31	1/15/2024	—
										12/15/2014	13,593		426,820	—	—
										1/15/2014	25,707		807,200	—	—
										1/15/2014	10,707		336,200	—	—

(1)

The per share exercise price of, and number of shares subject to, the stock options reported in this table as granted prior to December 21, 2012 are as-adjusted in connection with our December 2012 special dividend, as described in “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend.” Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.” The stock options have a term of ten years, subject to earlier termination in certain events. Unless otherwise indicated below, each stock option represents a right to purchase shares of our Class A Common Stock, and vests with respect to a quarter of the total number of shares issuable under the stock option on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months thereafter, with vesting generally dependent on continued service to the company.

a.	Stock options are held in the name of the Yeaman Trust.
b.	A quarter of the total number of shares issuable under the stock option vests on each of the first four anniversaries of the grant date.

(2)	The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 25, 2015 ($31.40 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested) subject to the stock option, and (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 25, 2015 ($31.40 per share) multiplied by the number of unvested shares underlying the restricted stock unit award.

(3)	See “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for a description of the dividend equivalent rights awarded with respect to the restricted stock unit awards that were outstanding and unvested as of December 22, 2012. Unless otherwise indicated below, a quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	One half of the total number of shares issuable under the restricted stock unit award vests on the third anniversary of the restricted stock unit award grant date and the remaining half vests on the fourth anniversary of the restricted stock unit award grant date.

Option Exercises and Stock Vested at 2015 Fiscal Year-End

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and which were acquired upon the vesting of restricted stock unit awards during fiscal 2015 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman(3)	—	—	83,241	3,289,903
Lewis Chew(4)	—	—	20,386	840,200
Andy Sherman(5)	—	—	26,188	1,041,663
Michael Bergeron(6)	—	—	15,136	635,774
Robert Borchers	—	—	12,136	498,426

(1)	In fiscal 2015, no shares of our Class A Common Stock were acquired by our NEOs through the exercise of stock options.
(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.
(3)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2015, Mr. Yeaman received an aggregate of $278,928 in dividend equivalents, upon the vesting of 69,732 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(4)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2015, Mr. Chew received an aggregate of $62,048 in dividend equivalents, upon the vesting of 15,512 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(5)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2015, Mr. Sherman received an aggregate of $90,828 in dividend equivalents, upon the vesting of 22,707 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(6)	In addition to the amount indicated in the “Value Realized on Vesting” under the Stock Awards column, in fiscal 2015, Mr. Bergeron received an aggregate of $41,048 in dividend equivalents, upon the vesting of 10,262 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during fiscal 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during fiscal 2015.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control” of Dolby, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award granted under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Notwithstanding the foregoing, awards made to a non-employee director will become fully vested and exercisable immediately prior to the change in control of the company. Awards granted to our employees (including our executive officers) and consultants are subject to an accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if he or she is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2005 Stock Plan, “cause” means the termination by the company of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company, (iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2005 Stock Plan, “good reason” means the occurrence following a change in control of Dolby of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as our President and Chief Executive Officer, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of Dolby (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 150% of his annual base salary,

•	a lump-sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from the date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without “cause” or his resignation for “good reason” in connection with a change in control of Dolby, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 200% of his annual base salary,

•	an additional lump sum payment equal to 100% of his annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2015 was $695,564.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2015 (September 25, 2015), and the price per share of our Class A Common Stock was the closing price on the NYSE as of that date ($31.40 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

		Potential Payments Upon:
		Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
Name	Type of Benefit			Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	1,737,004	2,086,692	1,737,004	2,086,692
	Vesting Acceleration(1)	4,841,140	—	2,420,570	4,841,140	2,420,570	4,841,140
	Continued Coverage of Employee Benefits(2)	—	—	51,050	68,067	51,050	68,067
	Total Termination Benefits	4,841,140	—	4,208,624	6,995,899	4,208,624	6,995,899

Lewis Chew	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,730,817	—	—	1,608,105	—	1,608,105
	Total Termination Benefits	1,730,817	—	—	1,608,105	—	1,608,105

Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,518,457	—	—	1,518,457	—	1,518,457
	Total Termination Benefits	1,518,457	—	—	1,518,457	—	1,518,457

Michael Bergeron	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,387,754	—	—	1,297,071	—	1,297,071
	Total Termination Benefits	1,387,754	—	—	1,297,071	—	1,297,071

Robert Borchers	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,570,220	—	—	487,830	—	487,830
	Total Termination Benefits	1,570,220	—	—	487,830	—	487,830

(1)	The values reported in the table are based on (i) the excess of the closing price of our Class A Common Stock on September 25, 2015 ($31.40 per share) over the per share exercise price with respect to unvested stock options, multiplied by the number of shares accelerated and (ii) the closing price of our Class A Common Stock on September 25, 2015 ($31.40 per share) in the case of restricted stock unit awards, multiplied by the number of shares accelerated. In addition, the values include the aggregate amount of dividend equivalents that would become payable upon the acceleration of restricted stock unit awards. See “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for information on dividend equivalents granted in connection with our December 2012 special dividend.
(2)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for at the end of fiscal 2015.

Compensation Program Risk Assessment

During fiscal 2015, members of our Internal Audit Department, with the assistance of our Human Resources and Corporate Legal Departments, conducted a risk assessment of our compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included our annual incentive compensation plans, 2005 Stock Plan, and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk-taking activities. The assessment involved reviewing the design of our plan-based and non-plan based compensation programs, including purpose, eligibility, structure, performance measures, limits and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, Internal Audit considered the following features of our compensation plans and policies when evaluating whether our plans and policies encourage our executive officers and employees to take unreasonable risks:

•

The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (stock options and restricted stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four-year equity vesting schedule encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of our annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•

Annual incentive compensation payments are capped, and the Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 25, 2015.

	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
Plan Category		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	11,495,921	(2)	$35.94	(3)	13,845,362	(4)
	Class B	—		—		—

Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	11,495,921	(2)	$35.94	(3)	13,845,362	(4)
	Class B	—		—		—

(1)	Consists of the 2005 Stock Plan and the Employee Stock Purchase Plan.
(2)	The amount reported includes 2,828,151shares issuable upon the vesting of outstanding restricted stock unit awards granted under the 2005 Stock Plan.
(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	The amount reported includes 2,617,744 shares available for purchase under the Employee Stock Purchase Plan at the end of fiscal 2015.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2015. Our Chief Executive Officer did not receive additional compensation for his service as a director. His compensation as an employee is presented in the Fiscal 2015 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Micheline Chau	63,000	299,963	—	—	362,963
David Dolby(3)	55,000	299,963	—	36,610	391,573
Nicholas Donatiello, Jr.	87,000	299,963	—	—	386,963
Peter Gotcher	108,571	299,963	—	—	408,534
N. William Jasper, Jr.	50,000	299,963	—	—	349,963
Sanford Robertson(4)	27,857	—	—	—	27,857
Roger Siboni	90,000	299,963	—	—	389,963
Simon Segars(5)	40,673	299,963	—	—	340,636
Avadis Tevanian, Jr.	77,000	299,963	—	—	376,963

(1)	Consists of Board and committee annual retainers and, if applicable, Board chairman retainer and committee chairman retainers.
(2)	Unless otherwise noted, Stock Awards consist solely of restricted stock unit awards for shares of our Class A Common Stock. The amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2015 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually realized by the non-employee directors. There can be no assurance that restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by us.
(3)	The amount reported in the All Other Compensation column consists of $36,438 for Mr. Dolby’s consulting services in fiscal 2015 and $172 in dividend equivalents paid to him in fiscal 2015 upon the vesting of shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(4)	Mr. Robertson served as a member of our Board during fiscal 2015 until his retirement from our Board upon the expiration of his term that ended on February 3, 2015, the date of the 2015 Annual Meeting of Stockholders. The amount reported in the Fees Earned or Paid in Cash column reflects a partial year of service. Mr. Robertson did not receive any equity awards during fiscal 2015.
(5)	Mr. Segars joined our Board on February 3, 2015. The amount reported in the “Fees Earned or Paid in Cash” column reflects a partial year of service.

In fiscal 2015, our non-employee directors received the following restricted stock unit awards:

Name	Grant Date	Approval Date	Number of Securities Underlying Restricted Stock Unit Awards	Grant Date Fair Value ($)
Micheline Chau	02/03/2015	02/03/2015	7,759	299,963
David Dolby	02/03/2015	02/03/2015	7,759	299,963
Nicholas Donatiello, Jr.	02/03/2015	02/03/2015	7,759	299,963
Peter Gotcher	02/03/2015	02/03/2015	7,759	299,963
N. William Jasper, Jr.	02/03/2015	02/03/2015	7,759	299,963
Simon Segars	02/03/2015	02/03/2015	7,759	299,963
Roger Siboni	02/03/2015	02/03/2015	7,759	299,963
Avadis Tevanian, Jr.	02/03/2015	02/03/2015	7,759	299,963

As of September 25, 2015, the aggregate number of shares of our Class A Common Stock underlying outstanding stock options and restricted stock unit awards held by each of our non-employee directors is listed in the table below. See “Executive Compensation Tables and Related Matters—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for a description of adjustments to equity awards in connection with our December 2012 special dividend.

Name	Aggregate Number of Shares of Class A Common Stock Underlying Outstanding Stock Options	Aggregate Number of Shares of Class A Common Stock Underlying Restricted Stock Unit Awards
Micheline Chau	—	7,759
David Dolby	3,512	7,759
Nicholas Donatiello, Jr.	—	7,759
Peter Gotcher	57,459	7,759
N. William Jasper, Jr.	83,527	7,759
Sanford Robertson	—	—
Roger Siboni	19,489	7,759
Simon Segars	—	7,759
Avadis Tevanian, Jr.	—	7,759

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2015, the annual cash retainer for non-employee directors was $50,000, and the additional annual retainer for serving as Chairman of the Board was $50,000. Annual cash retainers for serving on committees of our Board were as follows:

Committee	Committee Member Annual Retainer	Chairman Retainer (in Addition to Member Retainer)
Audit	$13,000	$17,000
Compensation	$10,000	$15,000
Nominating and Governance	$7,000	$8,000
Technology Strategy	$5,000	$5,000

Members of the Stock Plan Committee receive no annual cash retainer for serving on the Stock Plan Committee.

Equity Compensation

During fiscal 2015, a newly appointed non-employee director was eligible to receive an initial restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing $300,000 (pro-rated for complete months of service) by the fair market value of a share of our Class A Common Stock on the date of grant. All other (continuing) non-employee directors were eligible to receive an annual subsequent restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing $300,000 by the fair market value of a share of our Class A Common Stock on the date of grant. An initial restricted stock unit award vests in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of such award (or if earlier, the first anniversary of the award’s grant date). A subsequent restricted stock unit award vests in full approximately one year after the grant date (the vesting date approximation accounts for year-to-year variations in the dates of our Annual Meeting of Stockholders). All shares covered by initial or subsequent restricted stock unit awards will become fully vested and exercisable immediately prior to a change in control of Dolby.

Changes to Director Compensation for Fiscal 2016

During fiscal 2015, the Nominating and Governance Committee engaged Compensia for purposes of advising on director compensation matters. The Nominating and Governance Committee provided Compensia with instructions regarding the goals of our non-employee director compensation program and directed Compensia to evaluate our director compensation against director compensation at companies included in the direct compensation peer group used as a market check for our fiscal 2016 executive officer compensation. Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs and has received compensation for those services. The Compensation Committee took into account the provision of these services in determining that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest, as described in “Compensation Discussion and Analysis—Roles of the Compensation Committee, Management and Compensation Consultant—Role of Compensation Consultant.”

Following its review of director compensation, in October 2015, the Nominating and Governance Committee recommended, and our Board subsequently approved, decreasing the value of the initial and subsequent restricted stock unit awards from $300,000 to $250,000, effective for fiscal 2016. In addition, for purposes of determining the number of shares of our Class A Common Stock underlying such initial and subsequent awards, the Nominating and Governance Committee recommended, and our Board subsequently approved, a formula whereby the number of shares is determined by dividing $250,000 by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share.

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging, and related expenses in connection with attendance at our Board and committee meetings and company-related activities. Eligible non-employee directors may elect to participate in our healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Compensation Arrangements with David Dolby

David Dolby entered into a consulting agreement dated February 7, 2014 with Dolby pursuant to which he provided research and analyses supporting the work of the Technology and Strategy Committee, an ad hoc committee of our Board. In consideration for his consulting services, Mr. Dolby received $8,333 per month, or $100,000 in the aggregate over the term of the consulting agreement ($36,438 of which was earned in fiscal 2015), in addition to his standard compensation for service as a non-employee director. The consulting agreement terminated by its terms on February 7, 2015.

Non-Employee Director Stock Ownership Guidelines

In November 2012, our Board approved, upon recommendation of the Nominating and Governance Committee, stock ownership guidelines for our non-employee directors, based on the belief that stock ownership further aligns the interests of our non-employee directors with those of our stockholders. These guidelines provided that each non-employee director was expected to accumulate and hold an amount of qualifying Dolby equity holdings equal to the lesser of (i) the value of three times his or her annual retainer for service on our Board or (ii) a fixed number of shares having a value equal to three times his or her annual retainer on the date of adoption of the non-employee director stock ownership guidelines, i.e., November 13, 2012. Compliance is measured as of the last day of each fiscal year. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chairman of any Board committees, or for serving as the Chairman of the Board. In addition, non-employee directors were given five years to achieve the requisite level of ownership.

In September 2015, the Nominating and Governance Committee recommended, and our Board subsequently approved, an amendment and restatement of the non-employee director stock ownership guidelines that increased the ownership multiple described above from three to five. Non-employee directors have been given until November 13, 2017 to achieve the requisite level of ownership, except that persons who first became (or become) a non-employee director on or after the date of the 2015 Annual Meeting of Stockholders are expected to achieve the requisite level of ownership within five years of becoming a non-employee director.

As of the end of fiscal 2015, all of our non-employee directors were in compliance (or still subject to the applicable compliance period) with our amended and restated non-employee director stock ownership guidelines.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis of this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2015 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on the matter.

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Simon Segars, and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 25, 2015 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T, as superseded by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP matters relating to its independence, including a review of both audit and non-audit fees, and has considered whether the provision of non-audit services was compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in Dolby’s 2015 Annual Report on Form 10-K for fiscal 2015.

Audit Committee

Roger Siboni, Chairman

Micheline Chau

Simon Segars

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2016. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2015	2014
Audit Fees(1)	$2,412,625	$2,266,319
Audit-Related Fees(2)	—	$174,137
Tax Fees(3)	$134,772	$159,420
All Other Fees(4)	$680,224	$919,490

	$3,227,621	$3,519,366

(1)	Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Represents fees for financial due diligence services for a business combination.
(3)	Represents fees for professional services related to tax compliance, tax advice and tax planning. This category includes fees primarily related to an analysis of research and development tax credits.
(4)	Represents all other fees billed in connection with audits of our licensees and other statutory accounting advisory services in EMEA.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All services and fees provided to Dolby by KPMG LLP in fiscal 2015 and fiscal 2014 were pre-approved by the Audit Committee.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 3 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Stockholders Entitled to Vote. Stockholders of record at the close of business on December 8, 2015 may vote at the Annual Meeting. As of the close of business on the record date, there were 51,675,156 shares of our Class A Common Stock outstanding and 48,735,890 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

We refer to our Class A Common Stock and our Class B Common Stock collectively as our “Common Stock.” As of the record date, holders of Common Stock are eligible to cast an aggregate of 539,034,056 votes at the Annual Meeting.

Quorum Requirement. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholder of Record. If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2015 Annual Report and proxy card directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet — Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—The election of directors	Plurality of Votes Cast	No

Proposal 2—Advisory vote to approve the compensation of our NEOs	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3—The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2016	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1 and 2 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $10,500 for such services, plus a rate of $75 per hour for any research and analysis, and reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2017 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and form of proxy for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 20, 2016.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the direction of our Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business—Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of our Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2017 Annual Meeting of Stockholders will start on October 4, 2016 and end on November 3, 2016.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm, or may be obtained by writing to Dolby’s Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2015 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for a late report on Form 3 for Steven Forshay, which was filed on December 17, 2015 to report his beneficial ownership of Dolby securities as of February 3, 2015. The Board had previously designated Mr. Forshay as a Section 16 reporting officer during the period from February 16, 2005 through August 1, 2007, and re-designated him as such on February 3, 2015.

2015 ANNUAL REPORT

Our financial statements for fiscal 2015 are included in our 2015 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2015 Annual Report are contained in the notice. Our 2015 Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annuals-proxies.cfm. If you have not received or do not have access to the 2015 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman

President and Chief Executive Officer

December 18, 2015

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)

Net income:	Fiscal Year Ended

	September 25, 2015	September 26, 2014

GAAP net income	$181.4	$206.1

Stock-based compensation	67.1	65.7

RSU dividend equivalent	2.4	3.0

Amortization of acquired intangibles	17.0	11.3

Restructuring charges, net	—	2.4

Other non-operating income adjustments	(26.2)	—

Income tax adjustments	(12.2)	(21.1)

Non-GAAP net income	$229.5	$267.4

Diluted earnings per share:	Fiscal Year Ended

	September 25, 2015	September 26, 2014

GAAP diluted earnings per share	$1.75	$1.99

Stock-based compensation	0.65	0.62

RSU dividend equivalent	0.02	0.04

Amortization of acquired intangibles	0.16	0.11

Restructuring charges, net	—	0.02

Other non-operating income adjustments	(0.25)	—

Income tax adjustments	(0.12)	(0.20)

Non-GAAP diluted earnings per share	$2.21	$2.58

Shares used in computing diluted earnings per share (in millions)	104	104

Operating Income:	Fiscal Year Ended

September 25, 2015

GAAP operating income	$213.2

Stock-based compensation	67.1

RSU dividend equivalent	2.4

Amortization of acquired intangibles	17.0

Restructuring charges, net	(0.1)

Non-GAAP operating income	$299.6

The non-GAAP financial measures set forth above are adjusted to exclude amounts related to stock-based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges, and the related tax impact of these items. In the fourth quarter of fiscal 2015, our non-GAAP results also exclude a one-time gain on the sale of an entity that holds real estate. These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 2, 2016.
Vote by Internet
• Go to www.investorvote.com/dlb • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals —	The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐

04 - David Dolby	☐	☐	05 - Nicholas Donatiello, Jr.	☐	☐	06 - N. William Jasper, Jr.	☐	☐

07 - Simon Segars	☐	☐	08 - Roger Siboni	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. An advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.	☐	☐	☐
4. In their discretion, upon such other business as may properly come before the meeting and any postponement, adjournment or continuation thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

   Proxy — Dolby Laboratories, Inc.

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 2, 2016

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 1275 Market Street, San Francisco, CA 94103, or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.